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Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors
Metaldyne Corporation:

        We have audited the accompanying consolidated balance sheets of Metaldyne Corporation as of January 2, 2005 and December 28, 2003, and the related consolidated statements of operations, shareholders' equity and other comprehensive income, and cash flows for the years then ended. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metaldyne Corporation as of January 2, 2005 and December 28, 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

        As discussed in Note 3, in March 2004, the Company changed its method of accounting for its redeemable preferred stock to conform with Statement of Financial Accounting Standards No. 150, Accounting for Certain Instruments with Characteristics of both Liabilities and Equity.

/s/ KPMG LLP

Detroit, Michigan
March 31, 2005, except as to Note 15, which is as of July 22, 2005.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Shareholders of Metaldyne Corporation:

        In our opinion, the accompanying statements of operations, of shareholders' equity and other comprehensive income and of cash flows of Metaldyne Corporation and its subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 29, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein for the year ended December 29, 2002 when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        As discussed in Note 8 to the consolidated financial statements, the Company changed its method of accounting for goodwill resulting from its adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

March 11, 2003, except as to the effect of the matters described in Note 2 to the consolidated financial statements as filed in the Company's Form 10-K for the year ended December 28, 2003 not appearing herein, which is as of November 10, 2004, and except as to Note 15, which is as of July 22,
    2005.

METALDYNE CORPORATION
CONSOLIDATED BALANCE SHEET
January 2, 2005 and December 28, 2003

(Dollars in thousands except per share amounts)

	January 2, 2005	December 28, 2003
ASSETS
Current assets:
Cash and cash equivalents	$—	$13,820
Receivables, net:
Trade, net of allowance for doubtful accounts	165,850	139,330
TriMas	2,830	8,390
Other	12,930	26,440

Total receivables, net	181,610	174,160
Inventories	127,020	83,680
Deferred and refundable income taxes	18,470	9,110
Prepaid expenses and other assets	36,650	36,280

Total current assets	363,750	317,050
Equity investments and receivables in affiliates	107,040	155,790
Property and equipment, net	856,250	707,450
Excess of cost over net assets of acquired companies	626,240	584,390
Intangible and other assets	241,470	247,180

Total assets	$2,194,750	$2,011,860

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$286,590	$201,240
Accrued liabilities	117,050	136,840
Current maturities, long-term debt	12,250	10,880

Total current liabilities	415,890	348,960
Long-term debt	855,450	766,930
Deferred income taxes	88,910	121,520
Minority interest	650	800
Other long-term liabilities	142,700	153,760
Redeemable preferred stock (aggregate liquidation value $159.3 million) Authorized: 1,198,693 shares; Outstanding: 1,189,694 shares	149,190	—

Total liabilities	1,652,790	1,391,970
Redeemable preferred stock (aggregate liquidation value $76.0 million) Authorized: 554,153 shares; Outstanding: 545,154 shares	—	73,980

Shareholders' equity:
Preferred stock (non-redeemable), $1 par, Authorized: 25 million; Outstanding: None	—	—
Common stock, $1 par, Authorized: 250 million; Outstanding: 42.8 million and 42.7 million, respectively	42,830	42,730
Paid-in capital	698,870	692,400
Accumulated deficit	(262,740)	(234,750)
Accumulated other comprehensive income	63,000	45,530

Total shareholders' equity	541,960	545,910

Total liabilities, redeemable stock and shareholders' equity	$2,194,750	$2,011,860

The accompanying notes are an integral part of the consolidated financial statements.

METALDYNE CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED JANUARY 2, 2005, DECEMBER 28, 2003 AND DECEMBER 29, 2002

(Dollars in thousands except per share amounts)

	January 2, 2005	December 28, 2003	December 29, 2002
Net sales	$2,004,260	$1,508,200	$1,792,200
Cost of sales	(1,831,250)	(1,352,670)	(1,498,560)

Gross profit	173,010	155,530	293,640
Selling, general and administrative expenses (Includes non-cash stock award expense of $0.6 million and $3.1 million in 2004 and 2003, respectively)	(133,250)	(117,230)	(181,460)
Restructuring charges	(2,750)	(13,130)	(3,470)
Loss on disposition of manufacturing facilities	(7,600)	—	—
Asset impairment	—	(4,870)	—

Operating profit	29,410	20,300	108,710

Other expense, net:
Interest:
Interest expense	(82,140)	(75,510)	(91,000)
Preferred stock dividends and accretion	(19,900)	—	—
Non-cash gain on maturity of interest rate arrangement	6,570	—	—
Loss on repurchase of debentures and early retirement of term loans	—	—	(68,860)
Loss on interest rate arrangements upon early retirement of term loans	—	—	(7,550)
Equity gain (loss) from affiliates, net	1,450	(20,700)	(1,410)
Gain on sale of equity investments, net	8,020	—	—
Other, net	(8,270)	(8,080)	(8,980)

Other expense, net	(94,270)	(104,290)	(177,800)

Loss before income taxes and cumulative effect of change in accounting principle	(64,860)	(83,990)	(69,090)
Income tax benefit	(36,870)	(8,660)	(40,960)

Loss before cumulative effect of change in accounting principle	(27,990)	(75,330)	(28,130)
Cumulative effect of change in recognition and measurement of goodwill impairment	—	—	(36,630)

Net loss	(27,990)	(75,330)	(64,760)
Preferred stock dividends	—	9,260	9,120

Net loss attributable to common stock	$(27,990)	$(84,590)	$(73,880)

Basic and diluted loss per share:
Before cumulative effect of change in accounting principle less preferred stock dividends	$(0.65)	$(1.98)	$(0.87)
Cumulative effect of change in recognition and measurement of goodwill impairment	—	—	(0.86)

Net loss attributable to common stock	$(0.65)	$(1.98)	$(1.73)

Weighted average number of shares outstanding for basic and diluted loss per share	42,800	42,730	42,650

        The accompanying notes are an integral part of the consolidated financial statements.

METALDYNE CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED JANUARY 2, 2005, DECEMBER 28, 2003 AND DECEMBER 29, 2002

(Dollars in thousands)

	January 2, 2005	December 28, 2003	December 29, 2002
Operating activities:
Net loss	$(27,990)	$(75,330)	$(64,760)
Adjustments to reconcile net cash provided by (used for) operating activities:
Depreciation and amortization	132,100	106,350	107,430
Non-cash stock award expense	560	3,090	4,880
Debt fee amortization	3,880	2,480	4,770
Fixed asset (gains) losses	3,180	14,870	750
Asset impairment	—	4,870	—
Loss on disposition of manufacturing facilities	7,600	—	—
Deferred income taxes	(37,730)	(24,250)	(21,040)
Preferred stock dividends and accretion	19,900	—	—
Gain on sale of equity investments	(8,020)	—	—
Non-cash interest expense (interest accretion)	260	7,390	13,230
Non-cash loss on interest rate arrangements	—	—	7,550
Non-cash gain on maturity of interest rate arrangements	(6,570)	—	—
Equity (gain)loss from affiliates, net	(1,450)	20,700	1,410
Cumulative effect of change in recognition and measurement of goodwill impairment	—	—	36,630
Loss on repurchase of debentures and early retirement of term loans	—	—	68,860
Other, net	(950)	280	(1,110)
Changes in assets and liabilities, net of acquisition/disposition of business:
Receivables, net	(64,170)	10,790	(8,600)
Net proceeds of accounts receivable facility	63,260	—	(167,360)
Inventories	(30,440)	(5,710)	(4,870)
Refundable income taxes	—	21,750	(34,150)
Prepaid expenses and other assets	(40)	2,940	(15,120)
Accounts payable and accrued liabilities	26,000	9,020	6,390

Net cash provided by (used for) operating activities	79,380	99,240	(65,110)

Investing activities:
Capital expenditures	(152,440)	(130,720)	(116,450)
Disposition of businesses to a related party	—	22,570	840,000
Acquisition of business, net of cash received	(203,870)	(7,650)	—
Proceeds from sale-leaseback of fixed assets	91,520	16,970	52,180
Disposition of manufacturing facilities	(500)	—	—
Proceeds from sale of equity investments	33,830	20,000	—
Investment in joint venture	—	(20,000)	—
Proceeds on sale of joint venture	1,260	—	—

Net cash provided by (used for) investing activities	(230,200)	(98,830)	775,730

Financing activities:
Proceeds of term loan facilities	—	—	400,000
Principal payments of term loan facilities	(1,320)	(47,600)	(1,112,450)
Proceeds of revolving credit facility	279,450	180,000	324,800
Principal payments of revolving credit facility	(215,910)	(180,000)	(324,800)
Proceeds of senior subordinated notes, due 2012	—	—	250,000
Proceeds of senior notes, due 2013	—	150,000	—
Proceeds of senior subordinated notes, due 2014 (face value $31.7 million)	26,920	—	—
Principal payments of convertible subordinated debentures, due 2003 (net of $1.2 million non- cash portion of repurchase).	—	(98,530)	(205,290)
Proceeds of other debt	3,740	1,940	920
Principal payments of other debt	(9,840)	(9,180)	(6,090)
Capitalization of debt refinancing fees	(1,380)	(2,350)	(12,100)
Issuance of Series A-1 preferred stock (face value $65.4 million)	55,340	—	—
Penalties on early extinguishment of debt	—	—	(6,480)

Net cash provided by (used for) financing activities	137,000	(5,720)	(691,490)

Net increase (decrease) in cash	(13,820)	(5,310)	19,130
Cash and cash equivalents, beginning of year	13,820	19,130	—

Cash and cash equivalents, end of year	$—	$13,820	$19,130

Supplementary cash flow information:
Cash refunded for income taxes, net	$(8,340)	$(27,060)	$(2,900)
Cash paid for interest	$78,670	$63,590	$91,840
Noncash transactions—capital leases	$6,700	$5,140	$6,330

The accompanying notes are an integral part of the consolidated financial statements.

METALDYNE CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

AND OTHER COMPREHENSIVE INCOME

FOR THE YEARS ENDED JANUARY 2, 2005, DECEMBER 28, 2003 AND DECEMBER 29, 2002

(In thousands)

					Other Comprehensive Income
	Preferred Stock	Common Stock	Paid-In Capital	Accumulated Deficit	Foreign Currency Translation and Other	Minimum Pension Liability	Interest Rate Arrangements	Total Shareholders Equity
Balances, December 31, 2001	$—	$42,570	$679,670	$(76,270)	$890	$(7,310)	$(5,870)	$633,680
Comprehensive income:
Net loss				(64,770)				(64,770)
Foreign currency translation					39,170			39,170
Interest rate arrangements (net of tax, $(380))							5,100	5,100
Minimum pension liability (net of tax, $17,960)						(30,570)		(30,570)
Increase in TriMas investment					2,500			2,500
Impact of TriMas disposition					(1,910)			(1,910)

Total comprehensive loss								(50,480)
Preferred stock dividends				(9,120)				(9,120)
Exercise of restricted stock awards			4,270					4,270
Issuance of shares		80	930					1,010

Balances, December 29, 2002	$—	$42,650	$684,870	$(150,160)	$40,650	$(37,880)	$(770)	$579,360
Comprehensive income:
Net loss				(75,330)				(75,330)
Foreign currency translation					45,010			45,010
Interest rate arrangements (net of tax $1,080)							7,340	7,340
Minimum pension liability (net of tax, $(9,450))						(16,080)		(16,080)
Increase in TriMas investment					7,260			7,260

Total comprehensive loss								(31,800)
Preferred stock dividends				(9,260)				(9,260)
Disposition of business to a related party			6,270					6,270
Exercise of restricted stock awards		80	1,260					1,340

Balances, December 28, 2003	$—	$42,730	$692,400	$(234,750)	$92,920	$(53,960)	$6,570	$545,910
Comprehensive income:
Net loss				(27,990)				(27,990)
Foreign currency translation					33,320			33,320
Interest rate arrangements							(6,570)	(6,570)
Minimum pension liability (net of tax, $(3,870))						(6,610)		(6,610)
Dissolution of foreign entity upon transfer of operations to other consolidated subsidiaries			5,330		(5,330)			—
Increase in TriMas investment					2,660			2,660

Total comprehensive loss								(5,190)
Restricted stock awards		100	1,140					1,240

Balances, January 2, 2005	$—	$42,830	$698,870	$(262,740)	$123,570	$(60,570)	$—	$541,960

The accompanying notes are an integral part of the consolidated financial statements.

METALDYNE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Business and Other Information

        Metaldyne Corporation ("Metaldyne" or "the Company") is a leading global manufacturer of highly engineered metal components for the global light vehicle market. Our products include metal-formed and precision-engineered components and modular systems used in vehicle transmission, engine and chassis applications.

        The Company maintains a fifty-two/fifty-three week fiscal year ending on the Sunday nearest to December 31. Fiscal year 2004 is comprised of fifty-three weeks and fiscal years 2003 and 2002 are comprised of fifty-two weeks and ended on January 2, 2005, December 28, 2003 and December 29, 2002, respectively. All year and quarter references relate to the Company's fiscal year and fiscal quarters unless otherwise stated.

2.    Accounting Policies

        Principles of Consolidation.    The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany transactions have been eliminated. Corporations that are 20 to 50 percent owned are accounted for by the equity method of accounting; ownership less than 20 percent is accounted for on the cost basis unless the Company exercises significant influence over the investee.

        Use of Estimates.    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

        Revenue Recognition.    The Company recognizes revenue when there is evidence of a sale, the delivery has occurred or services have been rendered, the sales price is fixed or determinable and the collectibility of receivables is reasonably assured. Consequently, sales are generally recorded upon shipment of product to customers and transfer of title under standard commercial terms. The Company has ongoing adjustments to its pricing arrangements with its customers based on the related content and cost of its products. The Company accrues for such amounts as its products are shipped to its customers. Such pricing accruals are adjusted as they are settled with the Company's customers. Material surcharge pass through arrangements with customers are recognized as revenue when an agreement is reached, delivery of the goods or services has occurred and the amount of the pass through is determinable.

        Cash and Cash Equivalents.    The Company considers all highly liquid debt instruments with an initial maturity of three months or less to be cash and cash equivalents.

        Derivative Financial Instruments.    The Company has entered into interest rate protection agreements to limit the effect of changes in the interest rates on any floating rate debt. All derivative instruments are recognized as assets or liabilities on the balance sheet and measured at fair value. Changes in fair value are recognized currently in earnings unless the instrument qualifies for hedge accounting. Instruments used as hedges must be effective at reducing the risks associated with the underlying exposure and must be designated as a hedge at the inception of the contract. Under hedge accounting, changes are recorded as a component of other comprehensive income to the extent the hedge is considered effective. The ineffective portion of the change in fair value of a derivative instrument that qualifies as a cash flow hedge is reported in earnings. The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires or is sold, terminated or exercised, the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

        Receivables.    Receivables are presented net of allowances for doubtful accounts of approximately $2.7 million and $3.1 million at January 2, 2005 and December 28, 2003, respectively. The Company conducts a significant amount of business with a number of individual customers in the automotive industry. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the existing accounts receivable. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company monitors its exposure for credit losses and maintains adequate allowances for doubtful accounts; the Company does not believe that significant credit risk exists. In accordance with the Company's accounts receivable securitization (see Note 4, Accounts Receivable Securitization and Factoring Agreements), trade accounts receivable of substantially all domestic business operations are sold, on an ongoing basis, to MTSPC, Inc., a wholly owned subsidiary of the Company.

        Inventories.    Inventories are stated at the lower of cost or net realizable value, with cost determined principally by use of the first-in, first-out method. The Company secures one-year or longer-term supply contracts for most of its major raw material purchases to protect against inflation and to reduce its raw material cost structure. Therefore, any material savings or price increases (primarily material surcharges) are reflected in the Company's inventory cost.

        Property and Equipment, Net.    Property and equipment additions, including significant betterments, are recorded at cost. Upon retirement or disposal of property and equipment, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income. Repair and maintenance costs are charged to expense as incurred.

        Depreciation, Amortization and Impairment of Long-Lived Assets.    Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows: buildings and land improvements, 3.33% to 10%, and machinery and equipment, 6.7% to 33.3%. Deferred financing costs are amortized over the lives of the related debt securities.

        Deferred losses on sale-leasebacks are amortized over the life of the respective lease, which range from 3.5 years to 20 years. These losses were recorded as part of the sale-leaseback transactions and represent the difference between the carrying value of the assets sold and the proceeds paid at closing by the leasing companies. Fair value was equal to or in excess of the carrying value of these assets based on asset appraisal information provided by third party valuation firms. These deferred amounts are being amortized, instead of being currently recognized, on a straight-line basis over the lives of the respective leases as required under SFAS No. 28, "Accounting for Sales with Leasebacks" (an amendment of SFAS No. 13). Future amortization amounts relate to the remaining portion of the 2000 and 2001 sale-leaseback deferred losses. For sale-leaseback transactions entered into during 2002 and forward, the Company negotiated more favorable terms for these transactions, resulting in proceeds that were at fair value.

        Customer contracts are amortized over a period from 6 years to 14 years depending upon the nature of the underlying contract. Trademarks/trade names are amortized over a 40-year period, while technology and other intangibles are amortized over a period between 3 years and 25 years. At January 2, 2005 and December 28, 2003, accumulated amortization of intangible assets was approximately $88 million and $66 million, respectively. Total amortization expense, including amortization of stock awards and deferred losses related to sale-leaseback transactions, was approximately $34 million in 2004 and 2003 and $44 million in 2002.

        Goodwill.    In 2001, the Financial Accounting Standards Board ("FASB") approved Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which was effective for the Company on January 1, 2002. Under SFAS No. 142, the Company ceased the amortization of goodwill. Beginning in 2002, it tested goodwill for impairment on an annual basis, unless conditions exist which would require a more frequent evaluation. In assessing the recoverability of goodwill, projections regarding estimated future cash flows and other factors are made to determine the fair value of the respective assets. The Company may be required to record impairment charges for goodwill if these estimates or related projections change in the future.

        During 2002, 2003 and 2004, the Company determined that its goodwill was not impaired as fair values continued to exceed their carrying value. Fair value of our goodwill is determined based upon the discounted cash flows of the reporting units using a 9.5% discount. Assuming an increase in the discount rate to 11%, fair value would continue to exceed the respective carrying value of each automotive segment. At a 12% discount rate, however, the Company would have a goodwill impairment.

        Stock-Based Compensation.    The Company has a stock-based employee compensation plan and has issued equity-based incentives in various forms. The Company continues to account for stock-based employee compensation using the intrinsic value method under Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. See also Note 21, Stock Options and Awards, to the Company's audited consolidated financial statements.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

	January 2, 2005	December 28, 2003	December 29, 2002
	(In thousands, except per share amounts)
Net loss attributable to common stock, as reported	$(27,990)	$(84,590)	$(73,880)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(420)	(1,740)	(1,950)

Pro forma net loss attributable to common stock	$(28,410)	$(86,330)	$(75,830)

Earnings (loss) per share:
Basic and diluted — as reported	$(0.66)	$(1.98)	$(1.73)

Basic and diluted — pro forma for stock-based compensation	$(0.66)	$(2.02)	$(1.78)

        Foreign Currency Translation.    The financial statements of subsidiaries outside of the United States ("U.S.") located in non-highly inflationary economies are measured using the currency of the primary economic environment in which they operate as the functional currency, which for the most part represents the local currency. Transaction gains and losses are included in net earnings. When translating into U.S. dollars, income and expense items are translated at average monthly rates of exchange and assets and liabilities are translated at the rates of exchange at the balance sheet date. Translation adjustments resulting from translating the functional currency into U.S. dollars are deferred as a component of accumulated other comprehensive income (loss) in shareholders' equity. For subsidiaries operating in highly inflationary economies, non-monetary assets are translated into U.S. dollars at historical exchange rates. Translation adjustments for these subsidiaries are included in net earnings.

        Comprehensive Income (Loss).    Comprehensive income (loss) is defined as net income and other changes in shareholders' equity from transactions and other events from sources other than shareholders. The components of comprehensive income include foreign currency translation, minimum pension liability and interest rate arrangements. Total accumulated other comprehensive income was $63.0 million, $45.5 million and $2.0 million as of January 2, 2005, December 28, 2003 and December 29, 2002, respectively. Total annual tax effects included in comprehensive income (loss) were $3.9 million, $8.4 million and $18.3 million as of January 2, 2005, December 28, 2003 and December 29, 2002, respectively.

        Income Taxes.    Income taxes are accounted for using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Self-Insurance Reserves.    The Company self-insures both a medical coverage program and a workers' compensation program for its employees. The determination of accruals and expenses for these benefits is dependent on claims experience and the selection of certain assumptions used by actuaries in evaluating incurred, but not yet reported amounts. Significant changes in actual experience under either program or significant changes in assumptions may affect self-insured medical or workers' compensation reserves and future experience. See also Note 24, Employee Benefit Plans.

        Pension Plans and Post-retirement Benefits Other Than Pensions.    Annual net periodic pension expense and benefit liabilities under defined benefit pension plans are determined on an actuarial basis. Assumptions used in the actuarial calculations have a significant impact on plan obligations and expense. Each September, the Company reviews the actual experience compared to the more significant assumptions used and make adjustments to the assumptions, if warranted. The healthcare trend rates are reviewed with the actuaries based upon the results of their review of claims experience. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments. Pension benefits are funded through deposits with trustees and the expected long-term rate of return on fund assets is based upon actual historical returns modified for known changes in the market and any expected change in investment policy. Post-retirement benefits are not funded and it is the Company's policy to pay these benefits as they become due.

        Environmental Matters.    The Company is subject to the requirements of U.S. federal, state and local and non-U.S. environmental and safety health laws and regulations. These include laws regulating air emissions, water discharge and waste management. The Company recognizes environmental cleanup liabilities when a loss is probable and can be reasonably estimated. Such liabilities are generally not subject to insurance coverage.

        Valuation of Long-Lived Assets.    The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets, when events or circumstances warrant such a review. The carrying value of a long-lived asset to be held and used is considered impaired when the anticipated separately identifiable undiscounted cash flows from such an asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds that fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Impairment losses on long-lived assets held for sale are determined in a similar manner, except that fair values are reduced for the cost to dispose of the assets. Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." See also Note 17, Asset Impairments and Restructuring Related Integration Actions.

        Shipping and Handling Fees and Costs.    Prior to 2003, a portion of shipping and handling fees were included in the selling, general and administrative expenses category in the consolidated statement of operations. Shipping and handling expense included in selling, general and administrative accounts was $17.6 million in 2002.

        Reclassifications.    Certain prior year amounts have been reclassified to reflect current year classification.

3.    New Accounting Pronouncements

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, for which it is effective for the first fiscal period beginning after December 15, 2003. Due to the Company being a nonpublic entity as defined in SFAS No. 150, the Company adopted this Statement effective for the quarter ended March 28, 2004. As a result of its adoption of SFAS No. 150, the Company's redeemable preferred stock is classified as a long-term liability on its consolidated balance sheet effective as of the quarter ended March 28, 2004, and preferred stock dividends associated with this redeemable preferred stock are classified as other expense, net on its consolidated statement of operations beginning with the quarter ended March 28, 2004.

        On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act was signed into law. This law provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the benefit established by the law. The Company provides retiree drug benefits that exceed the value of the benefits that will be provided by Medicare Part D, and its eligible retirees generally pay a premium for this benefit that is less than the Part D premium. Therefore, the Company has concluded that these benefits are at least actuarially equivalent to the Part D program so that Metaldyne will be eligible for the basic Medicare Part D subsidy.

        In the second quarter of 2004, a Financial Accounting Standards Board (FASB) Staff Position (FSP FAS 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003" ("FSP")) was issued providing guidance on the accounting for the effects of the Act for employers that sponsor post-retirement health care plans that provide prescription drug benefits. The FSP is effective for the first interim or annual period beginning after June 15, 2004. The Company estimates the federal subsidy included in the law resulted in an approximate $7.0 million reduction in its post-retirement benefit obligation. For 2004, the Company recognized a net reduction in post-retirement expense of $0.9 million as a result of the anticipated subsidiary.

        In October 2004, the U.S. government enacted the American Jobs Creation Act of 2004 ("Act"). This Act provides for a special one-time tax deduction of 85% of certain foreign earnings that are repatriated to the U.S. provided certain criteria are met. The Company is analyzing the provisions of the Act and the feasibility of several alternative scenarios for the potential repatriation of a portion of the earnings of its non-U.S. subsidiaries. In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations and therefore does not currently anticipate repatriation of earnings under the Act.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4," to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges, and that allocation of fixed production overheads to the costs of conversion be based on normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Accordingly, the Company will adopt SFAS No. 151 for the fiscal year beginning

January 2, 2006. The Company is currently in the process of evaluating whether the adoption of this pronouncement will have a significant impact on its results of operations or financial position.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment." This Statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," and supercedes APB No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 (revised 2004) requires that the compensation cost relating to stock options and other share-based compensation transactions be recognized at fair value in financial statements. Due to the Company being a nonpublic entity as defined in SFAS No. 123 (revised 2004), this Statement is effective for the Company at the beginning of its fiscal year 2006. The Company will then be required to record any compensation expense using the fair value method in connection with option grants to employees after adoption. Management is currently reviewing the provisions of this Statement and will adopt it effective at the beginning of the Company's fiscal year 2006.

4.    Accounts Receivable Securitization and Factoring Agreements

        The Company has entered into an arrangement to sell, on an ongoing basis, the trade accounts receivable of substantially all domestic business operations to MTSPC, Inc. ("MTSPC"), a wholly owned subsidiary of the Company. MTSPC from time to time may sell an undivided fractional ownership interest in the pool of receivables up to approximately $150 million to a third party multi-seller receivables funding company. The net proceeds of sale are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing costs, which amounted to a total of $2.9 million, $2.6 million and $2.8 million in 2004, 2003 and 2002, respectively, and is included in other expense, net in the Company's consolidated statement of operations. At January 2, 2005 and December 28, 2003, the Company's funding under the facility was $63.3 million and zero, respectively, with $15 million available but not utilized at January 2, 2005 and $73.3 million available but not utilized at December 28, 2003. The discount rate at January 2, 2005 was 3.35% compared with 2.14% at December 28, 2003. The usage fee under the facility is 1.5%. In addition, the Company is required to pay a fee of 0.5% on the unused portion of the facility. This facility expires in November 2005. See Note 29, Subsequent Events.

        The Company has entered into agreements with international invoice factoring companies to sell customer accounts receivable of Metaldyne foreign locations in France, Germany, Spain, the United Kingdom and Mexico on a non-recourse basis. As of January 2, 2005 and December 28, 2003, the Company had available $63.5 million and $54.8 million from these commitments, and approximately $53.1 million and $45.5 million of receivables were sold under these programs, respectively. The Company pays a commission to the factoring company plus interest from the date the receivables are sold to the date of customer payment. Commission expense related to these agreements is recorded in other expense, net on the Company's consolidated statement of operations.

        To facilitate the collection of funds from operating activities, the Company has entered into accelerated payment collection programs with certain customers. At January 2, 2005, the Company received approximately $24 million under the accelerated collection programs. The majority of the accelerated payment collection programs were discontinued as of or prior to January 2, 2005. However, since the beginning of 2004, the Company continues to collect approximately $22 million per month on an accelerated basis as a result of favorable payment terms that it negotiated with one of its customers, and that will run contractually through fiscal 2006. These payments are received on average 20 days after shipment of product to its customer. While the impact of the discontinuance of these programs may be partially offset by a greater utilization of the Company's accounts receivable securitization facility, the Company is examining other alternative programs in the marketplace, as well as enhanced terms directly from its customers.

5.    Inventories

	January 2, 2005	December 28, 2003
	(In thousands)
Finished goods	$42,310	$25,710
Work in process	36,440	29,480
Raw material	48,270	28,490

	$127,020	$83,680

6.    Equity Investments and Receivables in Affiliates

        On December 22, 2004, the Company sold its 36% common equity investment in Saturn Electronics & Engineering, Inc. ("Saturn"), a privately held manufacturer of electromechanical and electronic automotive components, for gross consideration totaling $15 million. Holders of Metaldyne options with the exercise price below the November 2000 merger consideration and former holders of Metaldyne restricted stock were entitled to additional cash amounts from the proceeds of the disposition of Saturn stock in accordance with the recapitalization agreement. Pursuant to modified agreements with former holders of the Company's common stock as of November 28, 2000, such holders received a portion of the net proceeds from this disposition of Saturn. Total consideration paid to the former stock holders was $2.4 million. The initial agreements with the former stock holders that were modified upon the disposition of Saturn are now terminated with no additional obligations required by the Company. The gain recognized on the disposition of Saturn was $5.1 million and is included in gain on sale of equity investments, net on the Company's consolidated statement of operations as of January 2, 2005.

        On June 6, 2002, the Company sold 13.25 million shares of TriMas common stock to Heartland Industrial Partners ("Heartland") and other investors amounting to approximately 66% of the fully diluted common equity of TriMas. The Company retained approximately 34% of the fully diluted common equity of TriMas in the form of common stock and a presently exercisable warrant to purchase shares of TriMas common stock at a nominal exercise price. As Heartland is the Company's controlling shareholder, this transaction was accounted for as a reorganization of entities under common control and accordingly no gain or loss has been recognized. Consequently, as a result of this transaction, the Company (1) received $840 million in the form of cash, debt reduction and reduced receivables facility balances and (2) received or retained common stock and a warrant in TriMas representing the Company's 34% retained interest. TriMas is included in the Company's financial results through the date of this transaction. Effective June 6, 2002, the Company accounts for its retained interest in TriMas under the equity method of accounting. In April 2003, TriMas exercised its right to repurchase 1 million shares of its common stock from the Company for $20 per share, the same price that it was valued on June 6, 2002, the date of the Company's sale of TriMas.

        On November 12, 2004, the Company sold approximately 924,000 shares of TriMas stock to Masco Corporation for $23 per share, or a total of $21.3 million. A gain on the sale of shares totaling $2.9 million was recognized and is included in gain on sale of equity investments, net on the Company's consolidated statement of operations as of January 2, 2005. As a result of this sale of shares to Masco in 2004, the repurchase of shares by TriMas in 2003 and acquisitions performed by TriMas in 2003, the Company's ownership in TriMas decreased to approximately 24%, or approximately 4.8 million shares, as of January 2, 2005. The carrying amount of the Company's investment in TriMas was approximately $102.8 million and $120 million as of January 2, 2005 and December 28, 2003, respectively. Masco Corporation owns approximately 6% of Metaldyne's outstanding shares. See also Note 28, Related Party Transactions.

        In June 2004, the Company sold its interest in a Korean joint venture. A gain of $1.2 million was recognized in conjunction with this sale and is included with other, net in the Company's consolidated statement of operations as of January 2, 2005.

        On December 8, 2002, the Company announced a Joint Venture Formation Agreement ("Agreement") with DaimlerChrysler Corporation ("DaimlerChrysler") to operate DaimlerChrysler's New Castle (Indiana) machining and forge facility. On January 2, 2003, the Company closed on this joint venture, known as NC-M Chassis Systems, LLC. In connection with the closing, DaimlerChrysler contributed substantially all of the assets of business conducted at this facility in exchange for 100% of the common and preferred interests in the joint venture. In addition, the joint venture assumed certain liabilities of the business from DaimlerChrysler. Immediately following the contribution, the Company purchased 40% of the common interests in the joint venture from DaimlerChrysler for $20 million in cash. This investment was accounted for under the equity method of accounting in 2003, due to the Company's investment representing greater than 20% but less than 50% of the interest in the joint venture. However, with respect to the Agreement, the Company did not recognize losses in the joint venture because DaimlerChrysler provided funding for the joint venture's operations and capital expenditures.

        On December 31, 2003, the Company completed a transaction with DaimlerChrysler that transferred full ownership of the New Castle Machining and Forge manufacturing operations to Metaldyne. See also Note 16, Acquisitions.

        The carrying amount of investments in affiliates at January 2, 2005 and December 28, 2003 was $103.1 million and $148.8 million, respectively. Approximate combined condensed financial data of the Company's equity affiliates accounted for under the equity method are as follows:

	January 2, 2005	December 28, 2003
	(In thousands)
Current assets	$302,500	$347,590

Long-term assets:
Property and equipment, net	198,610	212,030
Excess of cost over net assets of acquired companies	657,980	672,070
Intangible and other assets	304,910	322,750
Other assets	58,200	66,470

Total assets	$1,522,200	$1,620,910

Current liabilities	$209,050	$245,540

Long-term liabilities:
Long-term debt	735,030	766,060
Other long-term debt	172,960	195,010

Total liabilities	$1,117,040	$1,206,610

	January 2, 2005	For The Years Ended December 28, 2003	December 29, 2002
		(In thousands)
Net sales	$1,045,160	$1,305,450	$1,110,530

Operating profit	$62,360	$31,370	$94,500

Net income (loss)	$(2,190)	$(66,280)	$(27,570)

7.    Property and Equipment, Net

	January 2, 2005	December 28, 2003
	(In thousands)
Land and land improvements	$17,370	$15,120
Buildings	157,150	114,150
Machinery and equipment	976,670	779,360

	1,151,190	908,630
Less: Accumulated depreciation	(294,940)	(201,180)

Property and equipment, net	$856,250	$707,450

        Depreciation expense totaled approximately $99 million, $76 million and $67 million in 2004, 2003 and 2002, respectively.

8.    Excess of Cost over Net Assets of Acquired Companies and Intangible Assets

        At January 2, 2005, the excess of cost over net assets of acquired companies ("goodwill") balance was approximately $626.2 million. For purposes of testing this goodwill for potential impairment, fair values were determined based upon the discounted cash flows of the reporting units using a 9.5% discount rate as of January 2, 2005. The initial assessment for the reporting units within the Automotive Group indicated that the fair value of these units exceeded their corresponding carrying value. This analysis was completed for the years ended January 2, 2005 and December 28, 2003, which indicated that the fair value of these units continued to exceed their carrying values. If the discount rate were to increase to 12%, or if anticipated operating profit were to decrease by approximately 1.6% of sales, the Company would be required to perform further analysis of goodwill impairment in the Company's Driveline segment.

        The assessment for the Company's former TriMas Group indicated the carrying value of these units exceeded their fair value. A non-cash, after tax charge of $36.6 million was taken as of January 1, 2002, related to the industrial fasteners business of the former TriMas subsidiary. Sales, operating profits and cash flows for this TriMas owned business were lower than expected beginning in the first quarter of 2001, due to the overall economic downturn and cyclical declines in certain markets for industrial fastener products. Based on that trend, the earnings and cash flow forecasts for the next five years indicated the goodwill impairment loss. Consistent with the requirements of SFAS No. 142, the Company recognized this impairment charge as the cumulative effect of change in accounting principle as of January 1, 2002.

Acquired Intangible Assets

	As of January 2, 2005			As of December 28, 2003
	Gross Carrying Amount	Accumulated Amortization	Weighted Average Life	Gross Carrying Amount	Accumulated Amortization	Weighted Average Life
	(In thousands, except weighted average life)
Amortized Intangible Assets:
Customer Contracts	$127,600	$(42,750)	9.0 years	$94,420	$(31,050)	8.2 years
Technology and Other	163,920	(45,260)	14.9 years	165,280	(35,290)	14.9 years

Total	$291,520	$(88,010)	14.0 years	$259,700	$(66,340)	13.6 years

Aggregate Amortization Expense
(Included in Cost of Sales):
For the year ended December 29, 2002		$27,670
For the year ended December 28, 2003		21,630
For the year ended January 2, 2005		24,160
Estimated Amortization Expense:
For the year ending December 31, 2005		23,410
For the year ending December 31, 2006		23,410
For the year ending December 31, 2007		22,640
For the year ending December 31, 2008		21,890
For the year ending December 31, 2009		21,890

Goodwill

        The carrying amounts of goodwill by segment for the years ended January 2, 2005 and December 28, 2003 are as follows:

	Chassis	Driveline	Engine	Total
		(In thousands)
Balance as of December 29, 2002	$66,590	$362,040	$144,940	573,570
Exchange impact from foreign currency	—	9,190	6,740	15,930
Fittings disposition	(5,210)	—	—	(5,210)
Other	250	(220)	70	100

Balance as of December 28, 2003	61,630	371,010	151,750	$584,390
Exchange impact from foreign currency	—	9,860	3,750	13,610
New Castle acquisition	28,770	—	—	28,770
Other	—	(450)	(80)	(530)

Balance as of January 2, 2005	$90,400	$380,420	$155,420	$626,240

9.    Intangible and Other Assets

	January 2, 2005	December 28, 2003
	(In thousands)
Customer contracts, net	$84,850	$63,370
Technology and other intangibles, net	118,660	129,990
Deferred loss on sale-leaseback transactions	10,410	21,320
Deferred financing costs, net	16,360	18,420
Other	11,190	14,080

Total	$241,470	$247,180

        The "technology and other intangibles, net" category represents primarily patents and/or in-depth process knowledge embedded within the Company.

10.    Accrued Liabilities

	January 2, 2005	December 28, 2003
	(In thousands)
Workers' compensation and self insurance	$17,240	$17,070
Accrued exit and shutdown costs for plant closures	3,200	6,600
Salaries, wages and commissions	10,040	8,010
Legacy restricted common stock	—	17,170
Vacation, holiday and bonus	15,100	18,440
Interest	11,760	8,560
Property, payroll and other taxes	15,990	11,040
Pension	24,910	18,520
Other	18,810	31,430

Accrued liabilities	$117,050	$136,840

11.    Long-Term Debt

        Long-term debt consisted of the following:

	January 2, 2005	December 28, 2003
	(In thousands)
Senior credit facilities:
Term loan	$351,080	$352,000
Revolving credit facility	63,540	—

Total senior credit facility	414,620	352,000
11% senior subordinated notes, with interest payable semi-annually, due 2012	250,000	250,000
10% senior notes, with interest payable semi-annually, due 2013	150,000	150,000
10% senior subordinated notes, with interest payable semi-annually, due 2014 (face value $31.7 million)	27,180	—
Other debt (includes capital lease obligations)	25,900	25,810

Total	$867,700	$777,810
Less current maturities	(12,250)	(10,880)

Long-term debt	$855,450	$766,930

        The maturities of the Company's total debt at January 2, 2005 during the next five years and beyond are as follows (in millions): 2005—$12; 2006—$4; 2007—$66; 2008—$2; 2009—$356; 2010 and beyond—$433.

        The senior credit facility includes a term loan and revolving credit facility with a principal commitment of $200 million. The Company had $71 million of undrawn and available commitments from our revolving credit facility at January 2, 2005.

        The revolving credit facility matures on May 28, 2007 and the term loan matures on December 31, 2009. The obligations under the senior credit facility are collateralized by substantially all of the

Company's and substantially all of its domestic subsidiaries' assets and are guaranteed by substantially all of the Company's domestic subsidiaries.

        Borrowings under the credit facility will bear interest, at our option, at either:

  •
  A base rate corresponding to the prime rate, plus an applicable margin; or

  •
  A eurocurrency rate on deposits, plus an applicable margin.

        The applicable margin on revolving credit facility borrowings is subject to change depending on the Company's leverage ratio and is presently 3.25% on base rate loans and 4.25% on eurocurrency loans. The applicable margin on the term loan borrowing is dependent on the Company's leverage ratio and is currently 3.50% on base rate loans and 4.50% on eurocurrency loans. In December 2004, the Company obtained an amendment to its credit facility to, among other things, modify certain negative covenants. Under this amendment, the applicable interest rate spreads on the Company's term loan obligations increased from 4.25% to 4.50% over the current London Interbank Offered Rate ("LIBOR") and the leverage covenant was modified to be less restrictive. Prior to this, in July 2003, the Company obtained an amendment to its credit facility to, among other things, permit the $150 million offering of 10% senior subordinated notes and the use of proceeds to complete the December 31, 2003 acquisition of DaimlerChrysler's common and preferred interest in the New Castle joint venture and modify certain negative and affirmative covenants. Under this amendment, the applicable interest rate spreads on the Company's term loan obligations increased from 2.75% to 4.25% over LIBOR.

        At January 2, 2005, the Company was contingently liable for standby letters of credit totaling $65 million issued on its behalf by financial institutions. These letters of credit are used for a variety of purposes, including meeting requirements to self-insure workers' compensation claims and for the completion of the Company's acquisition of the New Castle manufacturing operations on December 31, 2003.

        The senior credit facility contains covenants and requirements affecting the Company and its subsidiaries, including a financial covenant requirement for an Earnings Before Interest Taxes Depreciation and Amortization ("EBITDA") to cash interest expense coverage ratio to exceed 2.10 through April 3, 2005, 2.15 through July 3, 2005, 2.20 through October 2, 2005, increasing to 2.30 through April 2, 2006; and a debt to EBITDA leverage ratio not to exceed 5.25 through July 3, 2005, decreasing to 5.00 and 4.75 for the quarters ending October 2, 2005 and January 1, 2006, respectively. The Company was in compliance with the preceding financial covenants throughout the year.

        Other debt includes borrowings by the Company's subsidiaries denominated in foreign currencies and capital lease obligations.

        On December 31, 2003, the Company issued $31.7 million of 10% senior subordinated notes due 2014 to DaimlerChrysler. These notes have a carrying amount of $27.2 million as of January 2, 2005. The notes were issued as part of the financing of the New Castle acquisition.

        In October 2003, the Company issued $150 million of 10% senior notes due 2013 in a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended. As these notes were not registered within 210 days after the closing date, the annual interest rate increased by 1% until the registration statement is declared effective. The net proceeds from this offering were used to redeem the balance of the $98.5 million aggregate principal amount of the outstanding 4.5% subordinated debentures ($91 million reflected on the balance sheet at December 29, 2002) that were due December 15, 2003, and to repay $46.6 million of the term loan debt under the Company's credit facility. In connection with this financing, the Company agreed with its banks to decrease the revolving credit facility from $250 million to $200 million.

        Certain of the Company's domestic wholly owned subsidiaries, as defined in the related bond indentures, (the "Guarantors") irrevocably and unconditionally fully guarantee the 11% senior subordinated and 10% senior notes. The condensed consolidating financial information included in Note 31 presents the financial position, results of operations and cash flows of the guarantors.

        In connection with the Company's early retirement of its existing term debt and refinancing of its prior credit facility in 2002, it incurred one-time charges totaling $76.4 million, including prepayment penalties, write-offs of capitalized debt issuance costs, a write-off of the unamortized discount on the 4.5% subordinated debenture and losses realized on interest rate arrangements associated with the term loans. Of the total charges of $76.4 million, a loss of $7.5 million is reflected as a "loss on interest rate arrangements upon early retirement of term loans" in other expense, net in the Company's consolidated statement of operations for the year ended December 29, 2002 (see Note 14, Derivative Financial Instruments). In accordance with SFAS No. 145, the remaining $68.9 million of costs are reflected as a "loss on repurchase of debentures and early retirement of term loans" in other expense, net in the Company's consolidated statement of operations for the year ended December 29, 2002.

        In 2004, the Company capitalized $1.4 million of debt issuance costs associated with the amended credit facility. In 2003, the Company capitalized $6.4 million and $2.3 million of debt issuance costs associated with the 10% senior subordinated notes due 2013 and the amended credit facility, respectively. As a result of the 2004 credit facility amendment, $1.2 million of the unamortized balance related to the 2003 credit facility amendment was expensed in 2004. These debt issuance costs consist of fees paid to representatives of the initial purchasers, legal fees and facility fees paid to the lenders. The $6.4 million of costs are being amortized based on the effective interest method over the 10-year term of the 10% senior notes due 2013, and the credit facility amendment costs are being amortized based on the effective interest method over the 6.5-year term of the term loan agreement. The unamortized balances of $5.6 million related to the senior notes and $2.0 related to the amended credit facility are included in "other assets" in the Company's consolidated balance sheet as of January 2, 2005.

12.    Leases

        The Company leases certain property and equipment under operating and capital lease arrangements that expire at various dates through 2023. Most of the operating leases provide the Company with the option, after the initial lease term, either to purchase the property or renew its lease at the then fair value. Rent expense was $49.5 million, $38.7 million and $38.2 million for the years ended January 2, 2005, December 28, 2003, and December 29, 2002, respectively.

        The Company completed sale-leaseback financings from 2000 through 2004 relating to certain equipment and buildings, the proceeds of which were used to finance new capital purchases and to pay down the revolving credit and term loan facilities. Due to the sale-leaseback financings, the Company has significantly increased its commitment to future lease payments.

        In December 2004, the Company entered into two sale-leaseback transactions for machinery and equipment with third party lessors. The Company received cash proceeds of $11.8 million and

$7.2 million as part of these two transactions. On June 17, 2004, the Company entered into a sale-leaseback transaction for machinery and equipment whereby it received cash proceeds of $7.5 million cash as part of this transaction. Each of these three sale-leasebacks is accounted for as an operating lease with combined annual lease expense of approximately $5 million which is included in the Company's financial results on a straight-line basis. On December 31, 2003, the Company entered into a sale-leaseback with proceeds of approximately $4.5 million. This lease was accounted for as a capital lease and is included in long-term debt in the Company's consolidated balance sheet as of January 2, 2005. The Company also entered into a $65 million sale-leaseback on December 31, 2003, as part of its financing related to the purchase of New Castle. This lease for New Castle equipment is accounted for as an operating lease and the annual lease expense is approximately $10 million.

        In March 2003, the Company entered into a sale-leaseback transaction with respect to certain manufacturing equipment for proceeds of approximately $8.5 million, and in October 2003, the Company entered into a sale-leaseback transaction for machinery and equipment for additional proceeds of $8.5 million. All of these leases are accounted for as operating leases and the associated rent expense is included in the Company's financial results on a straight-line basis.

        In December 2001 and January 2002, the Company entered into additional sale-leaseback transactions with respect to equipment and approximately 20 real properties for net proceeds of approximately $56 million and used the proceeds to repay a portion of its term debt under the credit facility. In December 2002, three additional sale-leaseback transactions were completed with respect to equipment for net proceeds of approximately $19 million. Of the $56 million in proceeds resulting from the December 2001 and January 2002 sale-leaseback transactions, approximately $21 million were from the sale of TriMas properties.

        In June 2001, a subsidiary of the Company sold and leased back equipment under a synthetic sale-leaseback structure. At closing, the Company provided a guarantee of all obligations of its subsidiary under the lease. At the end of the lease (including the expiration of all renewal options through 2007) the Company has the option of either purchasing all of the equipment for approximately $10 million or returning the equipment to the lessor under the lease. In the event the equipment is returned, the Company and lessor shall arrange for the disposition of the equipment. At such time the Company is obligated to pay approximately $10 million to the lessor and is entitled to receive from the lessor a residual value equal to approximately $1.4 million plus proceeds from the disposition of the equipment for the extent such proceeds exceed $1.4 million.

        Deferred losses are recorded as part of the sale-leaseback transactions, and represent the difference between the carrying value of the assets sold and proceeds paid at closing by the leasing companies. Fair value was equal to or in excess of the carrying value of these assets based on asset appraisal information provided by third party valuation firms. These deferred amounts are being amortized, instead of being currently recognized, on a straight-line basis over the lives of the respective leases as required under SFAS No. 28, "Accounting for Sales with Leasebacks." Future amortization amounts relate to the remaining portion of the 2000 and 2001 sale-leaseback deferred losses. Amortization expense of deferred losses on sale-leasebacks was $8.8 million and $8.9 million for the years ended January 2, 2005 and December 28, 2003, respectively, and is included in cost of sales. Unamortized deferred losses on sale-leasebacks are $10 million and $21 million at January 2, 2005 and December 28, 2003, respectively.

        Future minimum lease payments under scheduled capital and operating leases that have initial or remaining noncancelable terms in excess of one year as of January 2, 2005 are as follows:

	Capital Leases	Operating Leases
	(In thousands)
2005	$5,290	$52,040
2006	2,400	49,620
2007	1,250	48,050
2008	840	40,260
2009	790	33,310
Thereafter	790	129,220

Total minimum payments	$11,360	$352,500

Amount representing interest	(1,270)

Obligations under capital leases	10,090
Obligations due within 1 year	(5,290)

Long-term obligations under capital leases	$4,800

13.    Redeemable Preferred Stock

        The Company has outstanding 644,540 shares of $64.5 million in liquidation value ($56.2 million fair value as of January 2, 2005) of Series A-1 preferred stock par value $1 and authorized 644,540 shares to DaimlerChrysler Corporation. The Company will accrete from the fair value to the liquidation value ratable over the ten-year period. The preferred stock is mandatorily redeemable on December 31, 2013. Series A-1 preferred stockholders are entitled to receive, when, as and if declared by the Company's board of directors, cumulative quarterly cash dividends at a rate of 11% per annum plus 2% per annum for any period for which there are any accrued and unpaid dividends.

        The Company has outstanding 361,001 shares of $36.1 million in liquidation value ($34.3 million fair value as of January 2, 2005) of Series A preferred stock par value $1 and authorized 370,000 shares to Masco Corporation. The Company will accrete from the fair value to the liquidation value ratably over the twelve-year period. The preferred stock is mandatorily redeemable on December 31, 2012. Series A preferred stockholders are entitled to receive, when, as and if declared by the Company's board of directors, cumulative quarterly cash dividends at a rate of 13% per annum for periods ending on or prior to December 31, 2005 and 15% per annum for periods after December 31, 2005 plus 2% per annum for any period for which there are any accrued and unpaid dividends.

        The Company has outstanding 184,153 shares with a fair value of $18.4 million of redeemable Series B preferred stock to Heartland. The redeemable Series B preferred shares issued are mandatory redeemable on June 15, 2013. The Series B preferred stockholders are entitled to receive, when, as and if declared by the Company's Board of Directors, cumulative semi-annual cash dividends at a rate of 11.5% per annum. Heartland Industrial Partners ("Heartland") purchased all of the outstanding shares of Series B preferred stock from former GMTI shareholders on December 31, 2003.

        Preferred stock dividends (including accretion of $1.1 million in 2004) were $19.9 million and $9.3 million, while dividend cash payments were zero, for the years ended January 2, 2005 and

December 28, 2003, respectively. Thus, unpaid accrued dividends were $40.3 million and $21.4 million for the years ended January 2, 2005 and December 28, 2003, respectively. Redeemable preferred stock, consisting of outstanding shares and unpaid dividends, was $149.2 million and $74.0 million in the Company's consolidated balance sheet at January 2, 2005 and December 28, 2003, respectively.

14.    Derivative Financial Instruments

        In the past, the Company has managed its exposure to changes in interest rates through the use of interest rate protection agreements. These interest rate derivatives are designated as cash flow hedges. The effective portion of each derivative's gain or loss is initially reported as a component of other comprehensive income (loss) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The Company does not use derivatives for speculative purposes.

        In February 2001, the Company entered into interest rate protection agreements with various financial institutions to hedge a portion of its interest rate risk related to the term loan borrowings under its credit facility. These agreements included two interest rate collars with a term of three years, a total notional amount of $200 million, and a three-month LIBOR interest rate cap and floor of 7% and approximately 4.5%, respectively. The agreements also included four interest rate caps at a three-month LIBOR interest rate of 7% with a total notional amount of $301 million as of December 28, 2003.

        All of the Company's interest rate protection arrangements matured in February 2004 and, as a result of their maturity, a cumulative pre-tax non-cash gain of $6.6 million was recorded and is reflected as a non-cash gain on maturity of interest rate arrangements in the Company's consolidated statement of operations for the year ended January 2, 2005. Prior to their maturity, $6.6 million net of tax was included in accumulated other comprehensive income related to these arrangements. Prior to the expiration of these agreements, the Company recognized additional interest expense of $1.1 million and $6.5 million for the years ended January 2, 2005 and December 28, 2003, respectively.

15.    Segment Information

        The Company has defined a segment as a component with business activity resulting in revenue and expense that has separate financial information evaluated regularly by the Company's chief operating decision maker in determining resource allocation and assessing performance.

        The Company has established adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") as a key indicator of financial operating performance. The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change and before interest, taxes, depreciation, amortization, asset impairment, non-cash losses on sale-leaseback of property and equipment and non-cash restricted stock award expense. Adjusted EBITDA is a non-GAAP measure and therefore caution must be exercised in using Adjusted EBITDA as an analytical tool and should not be used in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating Adjusted EBITDA, management deems it important to consider the quality of the Company's underlying earnings by separately identifying certain costs undertaken to improve the Company's results, such as costs related to consolidating facilities and businesses in an effort to eliminate duplicative costs or achieve efficiencies, costs related to integrating acquisitions and restructuring costs related to expense reduction efforts.

        In January 2005, the Company reorganized to streamline its operating efficiency and cost structure. The Company's operations were consolidated into two segments: Chassis segment and the Powertrain segment. The Chassis segment consists of the former Chassis operations plus a portion of the former Driveline operations, while the Powertrain segment consists of the former Engine operations combined with the remainder of the former Driveline operations. As this change became effective in fiscal 2005, the Company Form 10-Q for the quarter ending April 3, 2005 will report operating results in these two segments along with restated results for the year ended January 2, 2005.

        As discussed in Note 18, Disposition of Businesses, the Company completed a divestiture of a portion of its TriMas Group on June 6, 2002. The TriMas Group is presented at the group level, rather than by segment, for all periods presented. Subsequent to June 6, 2002, the Company's equity investment in TriMas and equity share in TriMas' earnings (loss) is included in "Automotive/centralized resources ("Corporate")."

        CHASSIS—Manufactures components, modules and systems used in a variety of engineered chassis applications, including precision shafts, hot and cold forgings, fittings, wheel-ends, axle shaft, knuckles and mini-corner assemblies. This segment utilizes a variety of processes including hot, warm and cold forging, powder metal forging and machinery and assembly.

        POWERTRAIN—Manufactures a broad range of powertrain components, modules and systems, including sintered metal, powder metal, forged, tubular fabricated products, hydraulic controls and integrated program management used for a variety of applications. These applications include balance shaft modules, front cover assemblies, transmission and transfer case shafts and transmission valve bodies.

        The Company's export sales approximated $333 million, $149 million and $174 million in 2004, 2003 and 2002, respectively. Intercompany sales for 2004 were $8 million and $3 million for the Driveline and Engine segments, respectively. Intercompany sales are recognized in accordance with the Company's revenue recognition policy and are eliminated in consolidation.

        Segment activity for the years ended January 2, 2005, December 28, 2003 and December 29, 2002 is as follows:

	2004	2003	2002
	(In thousands)
Sales
Automotive Group
Chassis	$1,145,450	$685,350	$676,970
Powertrain	858,810	822,850	786,650

Automotive Group	2,004,260	1,508,200	1,463,620
TriMas Group	—	—	328,580

Total Sales	$2,004,260	$1,508,200	$1,792,200

Adjusted EBITDA
Automotive Group
Chassis	$102,960	$81,200	$102,260
Powertrain	103,080	80,960	75,450
Corporate/centralized resources	(35,370)	(28,160)	(17,480)

Automotive Group	$170,670	$134,000	$160,230
TriMas Group	—	—	62,400

Total Adjusted EBITDA	170,670	134,000	222,630
Depreciation & amortization	(132,100)	(106,350)	(107,430)
Legacy stock award expense	(560)	(3,090)	(4,880)
Asset impairment	—	(4,870)	—
Loss from operations due to sale of manufacturing facilities	(7,600)	—	—
Non-cash charges	(1,000)	610	(1,610)

Operating profit	$29,410	$20,300	$108,710

Income Taxes
Automotive Group
Chassis	$330	$10,880	$13,230
Powetrain	3,240	5,220	2,770
Corporate/centralized resources	(40,440)	(24,760)	(56,960)

Total	$(36,870)	$(8,660)	$(40,960)

Financial Summary by Segment:

	2004	2003	2002
	(In thousands)
Total Assets:
Automotive Group
Chassis	$1,085,630	$897,310
Powertrain	752,930	729,850
Corporate/centralized resources	356,190	384,700

Total	$2,194,750	$2,011,860

Capital Expenditures:
Automotive Group
Chassis	$59,350	$51,860	$38,830
Powertrain	91,560	64,240	61,240
Corporate/centralized resources	1,530	14,620	6,420

Automotive Group	152,440	130,720	106,490
TriMas Group	—	—	9,960

Total	$152,440	$130,720	$116,450

Depreciation and Amortization:
Automotive Group
Chassis	$71,530	$48,260	$41,720
Powertrain	49,720	48,750	39,720
Corporate/centralized resources	10,850	9,340	9,990

Automotive Group	132,100	106,350	91,430
TriMas Group	—	—	16,000

Total	$132,100	$106,350	$107,430

        The following table presents the Company's revenues for each of the years ended January 2, 2005, December 28, 2003 and December 29, 2002, and total assets and long lived assets (defined as equity investments and receivables in affiliates, net fixed assets, intangible and other assets and excess of cost over net assets of acquired companies) at each year ended January 2, 2005 and December 28, 2003, by geographic area, attributed to each subsidiary's continent of domicile (in thousands). Revenue and total assets from no single foreign country were material to the consolidated revenues and net assets of the Company.

	2004			2003			2002
	Sales	Total Assets	Long Lived Assets	Sales	Total Assets	Long Lived Assets	Sales
	(In thousands)
Europe	$334,780	$435,500	$364,270	$296,540	$400,420	$339,950	$247,370
Australia	—	—	—	—	—	—	10,850
Other North America	71,930	85,690	62,580	50,200	55,610	44,690	56,150
Other foreign	17,420	32,290	23,450	7,890	6,820	4,320	6,160

Total foreign	$424,130	$553,480	$450,300	$354,630	$462,850	$388,960	$320,530

United States	$1,580,130	$1,641,270	$1,380,700	$1,153,570	$1,549,010	$1,305,850	$1,471,670

        A significant percentage of the Automotive Group's revenues is from four major customers. The following is a summary of the percentage of Automotive Group revenue from these customers for the fiscal year ended:

	January 2, 2005	December 28, 2003	December 29, 2002(1)
Ford Motor Company	12.5%	16.9%	17.5%
DaimlerChrysler Corporation	24.4%	10.5%	12.0%
General Motors Corporation	7.2%	10.3%	12.0%
New Venture Gear(2)	—	8.2%	11.5%

(1)
Excludes net sales to TriMas prior to our June 6, 2002 divestiture.

(2)
New Venture Gear, a joint venture between DaimlerChrysler and General Motors, was dissolved in 2003. Therefore, comparable 2004 sales are now split between DaimlerChrysler, General Motors and other Tier 1 customers.

16. Acquisitions

        In the first quarter of 2004, effective December 31, 2003, the Company completed a transaction with DaimlerChrysler Corporation ("DaimlerChrysler") that transferred full ownership of the New Castle Machining and Forge ("New Castle") manufacturing operations to Metaldyne. From January 2003 until the transaction at December 31, 2003, New Castle was managed as a joint venture between Metaldyne and DaimlerChrysler; at December 28, 2003, the Company's investment in this joint venture was approximately $20 million (before fees and expenses of approximately $2 million). The New Castle facility manufactures suspension and powertrain components for Chrysler, Jeep and Dodge vehicles; additionally, Metaldyne has launched initiatives to expand the customer base beyond DaimlerChrysler. The New Castle manufacturing operations are part of the Company's Chassis segment.

        As part of the New Castle transaction, Metaldyne acquired Class A and Class B units representing DaimlerChrysler's entire joint venture interest in New Castle. In exchange, Metaldyne delivered to DaimlerChrysler $215 million (before fees and expenses of approximately $3 million), comprised of $118.8 million in cash; $31.7 million (fair value of $26.9 million as of December 31, 2003) in aggregate principal amount of a new issue of its 10% senior subordinated notes; and $64.5 million (fair value of $55.3 million as of December 31, 2003) in aggregate liquidation preference of its Series A-1 preferred stock. Included in the $5 million fees and expenses is a $2.4 million transaction fee paid to Heartland Industrial Partners ("Heartland") pursuant to the acquisition of New Castle. The cash portion of the consideration was funded in part by the net cash proceeds of approximately $58 million from the sale-leaseback of certain machinery and equipment with a third-party lessor, with the remainder funded through Metaldyne's revolving credit facility.

        The fair value of assets and liabilities of New Castle at December 31, 2003 consisted of the following (in thousands):

Current assets	$13,370
Property and equipment, net	109,020
Intangible assets, customer contracts	32,880
Goodwill	28,770

Total assets	184,040

Total liabilities (including deferred taxes of $1,690)	15,800

Net assets	$168,240

        In connection with the acquisition of New Castle, the Company recorded $33.6 million of tax deductible goodwill that is amortizable over a 15 year period. The tax deductible goodwill in excess of goodwill recorded in connection with the transaction for financial reporting purposes is attributable to the unamortized accretion, as of the issue date, of the 10% senior subordinated notes.

        The following unaudited pro forma financial information summarizes the results of operations for the Company for the year ended December 28, 2003 assuming the New Castle acquisition had been completed as of the beginning of the period.

Year Ended December 28, 2003
(In thousands) (Unaudited)
Net sales	$1,886.7
Net loss attributable to common stock	(108.1)
Loss per share	(2.53)

        In addition to the purchase accounting adjustments, the pro forma results reflect a reduction in sales to contractual sales prices and a reduction in labor costs related to the employee agreement with DaimlerChrysler.

        Historically revenue for the New Castle facility was determined based upon the sale of product to DaimlerChrysler assembly plants within North America and to third party customers not related to DaimlerChrysler based upon New Castle's standard cost of production. For pro forma presentation, an adjustment of $19 million has been made to reduce net sales based upon the contract with DaimlerChrysler.

        The historical results reflect labor costs based upon existing labor agreements. For pro forma purposes, an adjustment of $54 million has been made to reflect the reduction in employee costs based upon the employee matters agreement with DaimlerChrysler.

        On May 15, 2003, the Company acquired a facility in Greensboro, North Carolina, from Dana Corporation ("Dana") for approximately $7.7 million at closing and agreed to pay an additional $1.4 million in cash over a period of time ending on December 31, 2004. The Company may also be obligated to pay up to an additional $1.4 million in cash conditioned upon being awarded new business by June 30, 2005 valued at least at $1.4 million. The Greensboro facility became part of the Driveline segment's Transmission and Program Management division. The Greensboro operation, which employs approximately 140 people, machines cast iron and aluminum castings, including various steering knuckles and aluminum carriers for light truck applications. The results of operations of the facility have been included in the consolidated financial statements since that date.

        In connection with the acquisition of the Greensboro location, the Company entered into a long-term lease agreement with a third party on the facility. This lease is accounted for as an operating lease with annual lease expense of approximately $1.1 million.

        In addition, the Company signed a seven-year supply agreement with Dana covering all existing business at Greensboro, including a right of last refusal on successor programs, as well as a commitment to award $20 million of new forging business to the Company. Dana has also issued purchase orders, to be satisfied at other of the Company's facilities, for incremental other tube, gear and carrier business for a number of platforms.

17. Asset Impairments and Restructuring Related Integration Actions

        In 2004, the Company entered into several restructuring arrangements whereby it incurred approximately $2.8 million of costs associated with severance for the year ended January 2, 2005. Charges incurred by segment are as follows: Chassis Group $0.1 million relating to headcount reduction initiatives; Driveline Group $1.8 million primarily relating to charges associated with the closure of a facility in Europe; Engine Group $0.1 million relating to headcount reduction initiatives; and Corporate $0.8 million primarily relating to headcount reductions. In fiscal 2003, the Company entered into several restructuring arrangements whereby it incurred approximately $13.1 million of costs associated with severance and facility closures. These actions include the completion of the Engine segment's European operation reorganization that was initiated in fiscal 2002 and completed in the first quarter of 2003 and actions within the Driveline segment's forging operations and administrative departments to eliminate redundant headcount and adjust costs to reflect the decline in the Company's forging revenue in 2003. Also included in this charge were severance costs to replace certain members of the Company's executive management team and the costs to restructure several departments in the Company's corporate office, including the sales, human resources and information technology departments. The Company expects to realize additional savings from the 2004 and 2003 restructuring actions, described above, in 2005 as reductions in employee-related expenses recognized in both cost of goods sold and selling, general and administrative expense.

        In June 2002, the Company announced the reorganization of its Engine segment's European operations, to streamline the engineering, manufacturing and reporting structure of its European operations. This restructuring includes the closure of a manufacturing facility in Halifax, England. In addition, the Company announced the closure of a small manufacturing location in Memphis, Tennessee and management restructuring within its North American engine operations.

        The following table summarizes the activity for the accruals established relating to the three acquisitions, as well as additional restructuring activities in 2002, and 2003 and 2004. Adjustments to previously recognized acquisition related severance and exit costs were reversed to goodwill.

	Acquisition Related		2002 Additional Severance And Other Exit Costs	2003 Additional Severance And Other Exit Costs	2004 Additional Severance And Other Exit Costs
	Severance Costs	Exit Costs				Total
	(In thousands)
Balance at December 29, 2002	$9,880	$540	$2,380	$—	$—	$12,800
Charges to expense	—	—	—	13,130	—	13,130
Cash payments	(8,110)	(540)	(2,020)	(5,820)	—	(16,490)
Reversal of unutilized amounts	(390)	—	—	—	—	(390)

Balance at December 28, 2003	$1,380	$—	$360	$7,310	$—	$9,050
Charges to expense	—	—	—	—	2,750	2,750
Cash payments	(310)	—	(360)	(4,600)	(2,240)	(7,510)
Reversal of unutilized amounts	(360)	—	—	—	—	(360)

Balance at January 2, 2005	$710	$—	$—	$2,710	$510	$3,930

        The above amounts represent total estimated cash payments, of which $3.2 million and $6.5 million are recorded in accrued liabilities, with $0.7 million (which will primarily be paid out in fiscal 2006) and $2.6 million recorded in other long-term liabilities in the Company's consolidated balance sheet at January 2, 2005 and December 28, 2003, respectively.

18. Disposition of Businesses

        On February 1, 2004, the Company completed an asset sale pursuant to which substantially all of the business associated with two of the aluminum die casting facilities in its Driveline segment was sold to Lester PDC, Ltd, a Kentucky-based aluminum die casting and machining company. The Company retained an interest in approximately $5.6 million in working capital (principally accounts receivable). Cash paid in the transaction to buy out the remaining portion of the equipment that had previously been sold under an operating lease arrangement by the Company was approximately $6.1 million, net of proceeds from Lester PDC of $4.1 million. The buyer also agreed to lease the Bedford Heights, Ohio and sub-lease the Rome, Georgia facilities from the Company for total annual lease payment of approximately $0.6 million. In addition, Lester PDC and Metaldyne entered into a supply agreement. These facilities had 2003 combined sales of approximately $62 million and an operating loss of approximately $14 million. Both manufacturing operations were part of the Company's Driveline segment. In connection with the disposition of these manufacturing facilities, the Company recognized a charge of $7.6 million on the Company's consolidated statement of operations for the year ended January 2, 2005. The charge represents the book value of approximately $12 million in fixed assets and deferred financing fees offset by the $4.1 million in cash consideration paid by Lester PDC for the assets.

        In November 2004, Lester PDC discontinued operations at the Bedford Heights facility and the supply agreement and lease agreement between Lester PDC and Metaldyne were terminated. As a result, Metaldyne assumed production of some of the products at the Bedford Heights facility that were subject to the terminated supply agreement. One of these product lines is currently being manufactured at the Bedford Heights facility and the remaining products have been moved to other Metaldyne facilities. The lease agreement represented annual lease revenue to Metaldyne of approximately $0.2 million.

        On May 9, 2003, the Company sold its Chassis segment's Fittings division to TriMas Corporation ("TriMas") for $22.6 million plus the assumption of an operating lease. This transaction was accounted for as a sale of entities under common control, due to common ownership between TriMas and the Company. Therefore, the proceeds, in excess of the book value, amounting to $6.3 million were recorded as "equity and other investments in affiliates" in the Company's consolidated balance sheet. The Fittings division, which is a leading manufacturer of specialized fittings and cold-headed parts used in automotive and industrial applications, became part of the TriMas Fastening Systems Group.

19. Other Income (Expense), Net

	2004	2003	2002
	(In thousands)
Other, net:
Interest income	$1,390	$470	$1,140
Debt fee amortization	(3,880)	(2,480)	(4,770)
Accounts receivable securitization financing fees	(2,950)	(2,630)	(2,840)
Foreign currency gains (losses)	(940)	(1,010)	(200)
Other, net	(1,890)	(2,430)	(2,310)

Total other, net	$(8,270)	$(8,080)	$(8,980)

20. Supplementary Cash Flow Information

        Significant transactions not affecting cash were: in 2004, the $7.6 million loss on the disposition of manufacturing facilities as a result of the sale of Bedford Heights, Ohio and Rome, Georgia facilities, the $6.6 million gain on the maturity of interest rate arrangements in February 2004, the $1.5 million equity earnings from affiliates and the $3.2 million loss on disposal of fixed assets; in 2003, the asset impairment of $4.9 million from discontinued operations as a result of the sale of the Bedford Heights, Ohio and Rome, Georgia manufacturing facilities completed in February 2004, the $15 million loss on disposal of fixed assets and the $21 million loss from the Company's equity affiliates; and in 2002, the cumulative effect of change in recognition and measurement of goodwill impairment of $36.6 million, the loss on early extinguishment of debt of $68.9 million and the $7.5 million loss on interest rate arrangements. Also refer to Note 18, Disposition of Businesses, for the impact of the TriMas disposition on cash flows.

21.    Stock Options and Awards

        The Company has a stock-based employee compensation plan and has issued equity-based incentives in various forms. At January 2, 2005, the Company has stock options and units outstanding to key employees of the Company for approximately 0.9 million shares at a price of $16.90 per share, 1.0 million shares at a price of $8.50 per share and 0.8 million shares at a price of $6.50 per share. However, these options and units are required to be held and cannot be exercised until the elapse of a certain time period after a public offering.

        Beginning in 2004, the Company offered eligible employees the opportunity to participate in a new Voluntary Stock Option Exchange Program (the "Program"), to exchange all of their outstanding options to purchase shares of the Company's common stock granted under the Plan for new stock options and restricted stock units to be granted under the Plan. Participation in the Program is voluntary; however, elections were required to be received by January 14, 2004, with new stock options to be granted on or after July 15, 2004 and restricted stock units granted on January 15, 2004. Non-eligible participants in the existing Plan and those eligible employees not electing to participate in the new Program will continue to be eligible to participate in the existing Plan. Stock compensation expense for the year ended January 2, 2005 was $0.6 million.

        Prior to November 2001, the Company's Long Term Stock Incentive Plan provided for the issuance of stock-based incentives. The Company granted long-term stock awards, net, for approximately 0.4 million shares of Company common stock during 2000 (prior to the recapitalization) to key employees of the Company. The weighted average fair value per share of long-term stock awards granted during 2000 on the date of grant was $13. Compensation expense for the vesting of long-term stock awards was approximately $3.1 million and $4.9 million in 2003 and 2002, respectively, and is included with selling, general and administrative expenses in the Company's consolidated statement of operations. Prior to the recapitalization merger, the unamortized value of unvested stock awards were generally amortized over a ten-year vesting period and were recorded in the financial statements as a deduction from shareholders' equity.

        As part of the recapitalization, the Company cancelled outstanding stock awards and made new restricted stock awards to certain employees of approximately 3.7 million shares of Company common stock. Under the terms of the recapitalization agreement, those shares become free of restriction, or vest, as to one-quarter upon the closing of the recapitalization merger and one-quarter in each of January 2002, 2003 and 2004. Holders of restricted stock were entitled to elect cash in lieu of 40% of their respective stock, which vested at the closing of the recapitalization merger. On each of the subsequent vesting dates, holders of restricted stock may elect to receive all of the installment in common shares, 40% in cash and 60% in common shares, or 100% of the installment in cash. The number of shares to be received will increase by 6% per annum and any cash to be received will increase by 6% per annum from the $16.90 per share recapitalization consideration.

        As a result of the ability of the holder to elect a partial or full cash option, the restricted shares were classified as redeemable restricted common stock on the Company's consolidated balance sheet. There were approximately 0.8 million restricted shares outstanding at December 28, 2003. At December 28, 2003, holders of unvested awards had elected the cash option for approximately $16.0 million of the January 14, 2004 vesting. A portion of this obligation belongs to the Company's former TriMas subsidiary, but the Company must continue to record TriMas' portion of the redeemable restricted common stock recognized on its consolidated balance sheet. The entire portion of the January 14, 2004 vesting amount of $17.2 million was recorded as accrued liabilities on the Company's consolidated balance sheet as of December 28, 2003. TriMas' portion, consisting of approximately 45% of total obligations, is included in the above restricted stock amounts as of December 28, 2003.

        A summary of the status of the Company's stock options and units granted under the Plan for the three years ended 2004, 2003 and 2002 is as follows:

	2004	2003	2002
	(Shares in thousands)
Option shares outstanding, beginning of year	2,661	2,539	2,855
Weighted average exercise price	$16.90	$16.90	$16.90
Option and unit shares granted	1,983	306	153
Weighted average exercise price	$7.58	$16.90	$16.90
Option and unit shares exercised	—	—	—
Weighted average exercise price	—	—	—
Option and unit shares cancelled due to forfeitures	(109)	(184)	(469)
Option shares exchanged for units	(1,799)	—	—
Weighted average exercise price	$16.90	$16.90	$16.90
Option and unit shares outstanding, end of year	2,736	2,661	2,539
Weighted average exercise price	$10.57	$16.90	$16.90
Weighted average remaining option term (in years)	6.5	7.5	8.5
Option and unit shares exercisable, end of year	—	—	—
Weighted average exercise price	—	—	—

        The weighted average exercise price of long-term stock awards is $10.57 per share at January 2, 2005. A combined total of approximately 4.9 million shares of Company common stock was available for the granting of options and incentive awards under the above plans in 2004, 2003 and 2002.

        The weighted average fair value on the date of grant of options granted was zero in 2004, 2003 and 2002. Had stock option compensation expense been determined pursuant to the methodology of SFAS No. 123, the pro forma effects on the Company's basic earnings per share would have been no effect in 2004 and a reduction of approximately $0.04 in each of 2003 and 2002. The fair value of the Company's stock at the date of grant was $4.80 (assuming the removal of the lack of marketability and minority discount applied for purposes of this stock valuation, the value would range between $8.50 and $9.00 per share), $8.50 and $11.32 in 2004, 2003 and 2002, respectively.

        The fair value of the options was estimated at the date of grant using the minimum value method for 2004, 2003 and 2002, with no assumed dividends or volatility, a weighted average risk-free interest rate of 3.67% in 2004 and 3.36% in 2003, and an expected option life of 5.5 years in both 2004 and 2003.

22.    Loss Per Share

        The following provides a reconciliation of the numerators and denominators used in the computations of basic and diluted loss per common share:

	2004	2003	2002
	(In thousands except per share amounts)
Weighted average number of shares outstanding for basic and diluted	42,800	42,730	42,650

Loss before cumulative effect of change in accounting	$(27,990)	$(75,330)	$(28,130)
Cumulative effect of change in recognition and measurement of goodwill impairment	—	—	(36,630)

Net loss	(27,990)	(75,330)	(64,760)
Less: Preferred stock dividends	—	9,260	9,120

Loss used for basic and diluted earnings per share computation	$(27,990)	$(84,590)	$(73,880)

Basic and diluted loss per share:
Before cumulative effect of change in accounting principle less preferred stock	$(0.65)	$(1.98)	$(0.87)
Cumulative effect of change in recognition and measurement of goodwill impairment	—	—	(0.86)

Net loss attributable to common stock	$(0.65)	$(1.98)	$(1.73)

        Diluted earnings per share reflect the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. Excluded from the calculation of diluted earnings per share are stock options representing 2.69 million and 2.66 million of common shares as they are anti-dilutive at January 2, 2005 and December 28, 2003, respectively.

        Contingently issuable shares, representing approximately 0.05 million, 0.9 million and 1.7 million restricted common shares, have an anti-dilutive effect on earnings per share for the years ended January 2, 2005, December 28, 2003 and December 29, 2002, respectively.

23.    Income Taxes

	2004	2003	2002
	(In thousands)
Income (loss) before income taxes:
Domestic	$(114,050)	$(122,690)	$(104,740)
Foreign	49,190	38,700	35,650

	$(64,860)	$(83,990)	$(69,090)

Provision for income taxes:
Currently payable:
Federal	$(5,910)	$—	$(44,830)
Foreign	4,900	15,130	8,820
State and local	1,870	410	(1,060)

	860	15,540	(37,070)
Deferred:
Federal	(30,380)	(24,230)	(11,110)
Foreign	(1,330)	970	7,180
State and local	(6,020)	(940)	40

	(37,730)	(24,200)	(3,890)

Income taxes	$(36,870)	$(8,660)	$(40,960)

        The components of deferred taxes at January 2, 2005 and December 28, 2003 are as follows:

	2004	2003
	(In thousands)
Deferred tax assets:
Inventories	$570	$—
Accrued liabilities and other long-term liabilities	60,850	65,370
Net operating losses	72,970	43,950
Investment in subsidiary	2,980	6,700

	137,370	116,020
Valuation allowance	(12,220)	(11,260)

	125,150	104,760

Deferred tax liabilities:
Property and equipment	143,330	153,060
Intangible assets	48,080	51,880
Other, principally investments	9,730	10,650

	201,140	215,590

Net deferred tax liability	$75,990	$110,830

        The net deferred tax liability resides in the following components of the balance sheet:

	2004	2003
	(In thousands)
Assets:
Deferred and refundable income taxes	$12,920	$9,110
Intangible and other assets	—	5,390

	12,920	14,500
Liabilities:
Accrued liabilities	—	3,810
Deferred income taxes	88,910	121,520

	88,910	125,330

Total net deferred tax liability	$75,990	$110,830

        The following is a reconciliation of tax computed at the U.S. federal statutory rate to the provision for income taxes allocated to income before income taxes:

	2004	2003	2002
	(In thousands)
U.S. federal statutory rate	35%	35%	35%
Tax at U.S. federal statutory rate	$(22,710)	$(29,400)	$(24,180)
State and local taxes, net of federal tax benefit	(1,070)	(340)	(1,220)
Change in valuation allowance for state income taxes	(2,700)	—	—
Higher (lower) effective foreign tax rate	(4,400)	2,560	2,600
Foreign dividends	510	5,990	1,070
Refunds received in excess of prior recorded amounts	(7,070)	—	—
Preferred stock dividends	6,590	—	—
Change in accrual for tax contingencies	(6,250)	—	—
Valuation allowance on equity earnings	—	1,980	—
Undistributed foreign earnings	750	10,200	—
Change in valuation allowance as a result of utilization of capital losses	—	—	(20,000)
Other, net	(520)	350	770

Income taxes	$(36,870)	$(8,660)	$(40,960)

        As of January 2, 2005, the Company had unused U.S. net operating loss ("NOL") carryforwards of approximately $173 million. $0.4 million of these losses will expire in 2020; $25 million will expire in 2021; $1.2 million will expire in 2022; $54 million will expire in 2023; and $92 million will expire in 2024. The Company has also recognized a deferred tax asset for unused state NOL carryforwards in the current year totaling $2.7 million. These NOL carryforwards expire in various years beginning in 2024.

        A provision has been made for U.S. or additional foreign withholding taxes on approximately $11 million and $10 million of the undistributed earnings of one foreign subsidiary at January 2, 2005 and December 28, 2003, respectively. A provision for such taxes has not been made on approximately

$368 million and $285 million of the undistributed earnings of the Company's other foreign subsidiaries for the years ended January 2, 2005 and December 28, 2003, respectively, as the Company intends to permanently reinvest the earnings of these entities. Generally, such earnings become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability on such undistributed earnings.

        Tax expense for the year ended December 29, 2002 is shown before the cumulative effect of change in recognition and measurement of goodwill impairment of $36.6, for which no tax benefit is available.

        In June 2002, the Company completed its analysis of the impact related to the U.S. Department of Treasury's recently issued regulations that replaced the loss disallowance rules applicable to the sale of stock of a subsidiary member of a consolidated tax group. These regulations permit the Company to utilize a previously disallowed capital loss that primarily resulted from the sale of a subsidiary in 2000. In the year ended December 29, 2002, the Company filed an amended tax return to claim a refund relating to the previously disallowed loss and recorded a tax benefit of $20 million relating to the refund claim. In July 2004, the Company received a $27 million refund relating to the claim. The difference in the amount of benefit recorded in 2002 and the refund received in 2004, $7 million, has been recorded as a benefit in the current tax provision.

        FASB Statement No. 109, Income Taxes, requires recognition of a valuation allowance when it is "more likely than not that some portion or all of the deferred tax assets will not be realized." The ultimate realization of deferred tax assets depends on Metaldyne's ability to generate sufficient taxable income in the future. The valuation allowance principally relates to the uncertainty of future utilization of certain foreign and state net operating losses, and the excess of the Company's tax cost basis over net book value of TriMas stock, where it is not anticipated that the Company will generate enough capital gain income to offset any capital loss that may occur upon the sale of its shares in future years. The net increase (decrease) in the valuation allowance for the years ending January 2, 2005 and December 28, 2003 was $1 million and ($4.3) million, respectively.

        Included in the state deferred tax expense for January 2, 2005 is a benefit of $2.7 million that is attributable to a reduction in a valuation allowance previously established against deferred tax assets for certain net operating loss carryforwards that the Company has determined is no longer warranted.

24.    Employee Benefit Plans

        Substantially all employees participate in noncontributory profit-sharing and/or contributory defined contribution plans, to which payments are approved annually by the Board of Directors. Aggregate charges to income under defined contribution plans were $8.8 million in 2004, $9.3 million in 2003 and $4 million in 2002. Anticipated 2005 contributions to the defined contribution plans will be approximately $10.6 million.

        As of January 1, 2003, the Company replaced its existing combination of defined benefit plans and defined contribution plans for non-union employees with an age-weighted profit-sharing plan and a 401(k) plan. Defined benefit plan benefits no longer accrue after 2002 for these employees. This change affected approximately 1,200 employees. The profit-sharing component of the new plan is calculated using allocation rates that are integrated with Social Security and that increase with age. As a result of the disposition of TriMas on June 6, 2002, the Company is not responsible for TriMas' net periodic pension cost subsequent to this date. However, the Company must continue to record TriMas' portion of the net liability recognized on the Company's consolidated balance sheet.

        The Company also provides other post-retirement medical and life insurance benefit plans, none of which are funded, for certain of its active and retired employees. The health care plans are contributory with participants' contributions adjusted annually. As a result of the disposition of TriMas on June 6, 2002, the Company is not responsible for TriMas' net periodic post-retirement benefit cost, benefit obligations and net liability subsequent to this date.

        The Company uses a September 30 measurement date for all of its plans. The straight-line method is used to amortize prior service amounts and unrecognized net gains and losses for all pension and post-retirement benefit plans. The below includes all of the Company's domestic and foreign pension and other post-retirement benefit plans.

        Obligations and funded status at January 2, 2005 and December 28, 2003:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
		(In thousands)
Change in Benefit Obligation
Benefit obligation at beginning of year	$289,120	$260,750	$53,340	$45,410
Service cost	3,070	3,220	1,330	1,020
Interest cost	17,320	17,100	2,970	3,010
Plan participants' contributions	190	240	450	—
Amendments	230	1,890	—	—
Actuarial loss	6,930	17,820	1,440	7,040
Benefits paid	(13,950)	(14,060)	(3,290)	(3,140)
Change in foreign currency	2,740	4,870	—	—
Change due to amendment/settlement/spin-off	—	—	(1,980)	—
Change due to curtailment	(1,470)	(2,710)	—	—

Benefit obligation at end of year	304,180	289,120	54,260	53,340

Change in Plan Assets
Fair value of plan assets at beginning of year	162,720	148,660	—	—
Actual return on plan assets	13,640	9,790	—	—
Employer contribution	18,930	16,380	2,840	3,140
Plan participants' contributions	190	—	450	—
Benefits paid	(13,950)	(14,060)	(3,290)	(3,140)
Expenses/other	1,410	1,950	—	—

Fair value of plan assets at end of year	182,940	162,720	—	—

Net Amount Recognized
Funded status	(121,240)	(126,400)	(54,260)	(53,340)
Unrecognized net actuarial loss	101,390	92,510	14,810	13,840
Unrecognized prior service cost (benefit)	2,160	2,060	(2,580)	(1,370)

Net amount recognized	$(17,690)	$(31,830)	$(42,030)	$(40,870)

Amounts Recognized in the Statement of Financial Position
Accrued benefit cost	$(115,980)	$(119,540)	$(42,030)	$(40,870)
Intangible assets	2,160	2,060	—	—
Accumulated other comprehensive income	96,130	85,650	—	—

Net amount recognized	$(17,690)	$(31,830)	$(42,030)	$(40,870)

Projected benefit obligation	304,180	289,120	N/A	N/A
Accumulated benefit obligation	298,850	280,810	N/A	N/A
Fair value of plan assets	182,940	162,720	N/A	N/A

        The increase in accumulated other comprehensive income to $96.1 million ($60.6 million net of tax) at January 2, 2005 primarily reflects the excess of the accumulated benefit obligation over the fair value of the plan assets.

        The Company expects to make contributions of approximately $24.0 million to the defined benefit pension plans for 2005.

	Pension Benefits			Other Benefits
	2004	2003	2002	2004	2003	2002
	(In thousands)
Components of Net Periodic Benefit Cost
Service cost	$3,070	$3,210	$6,410	$1,330	$1,020	$1,040
Interest cost	17,320	17,100	18,340	2,970	3,010	3,010
Expected return on plan assets	(17,220)	(16,570)	(15,710)	—	—	—
Amortization of prior service cost	140	110	40	(290)	(120)	—
Recognized (gain) loss due to curtailments/ settlements	(1,470)	(2,450)	1,280	(480)	—	—
Amortization of net (gain) loss	2,370	700	30	470	280	(20)

Net periodic benefit cost	$4,210	$2,100	$10,390	$4,000	$4,190	$4,030

Additional Information
Increase in minimum liability included in other comprehensive income (before tax)	$10,480	$25,530	$48,520	N/A	N/A	N/A
Assumptions
Weighted-average assumptions used to determine benefit obligations at January 2, 2005, December 28, 2003 and December 29, 2002:
Discount rate	5.99%	6.11%	6.73%	6.00%	6.13%	6.75%
Rate of compensation increase	3.62%	3.59%	4.01%	N/A	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost for years ended January 2, 2005, December 28, 2003 and December 29, 2002:
Discount rate	6.11%	6.73%	7.51%	6.13%	6.75%	7.625%
Expected long-term return on plan assets	8.96%	8.96%	8.97%	N/A	N/A	N/A
Rate of compensation increase	3.59%	4.01%	4.03%	N/A	N/A	N/A
Assumed health care cost trend rates at January 2, 2005, December 28, 2003 and December 29, 2002:
Health care cost trend rate assumed for next year	N/A	N/A	N/A	9.50%	10.00%	10.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	N/A	N/A	N/A	2013	2013	2013

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
	(In thousands)
Effect on total of service and interest cost	$310	$(250)
Effect on post-retirement benefit obligation	3,770	(3,010)

Plan Assets

        The Company's pension plans' and other post-retirement benefit plans' weighted-average asset allocations at January 2, 2005 and December 28, 2003, by asset category, are as follows:

	Pension Benefits Plan Assets At
	January 2, 2005	December 28, 2003
Asset Category
Equity securities	65%	56%
Debt securities	33%	36%
Other (Cash)	2%	8%

Total	100%	100%

Cash Flows

        The following pension benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Pension Benefits January 2, 2005
2005	$12,010
2006	$12,240
2007	$12,880
2008	$13,600
2009	$14,340
2010 - 2014	$85,890

Investment Policy and Strategy

        The policy, established by the Retirement Plan Administrative Committee, is to provide for growth of capital with a moderate level of volatility by investing assets per the target allocations stated above. The asset allocation and the investment policy will be reviewed on a semi-annual basis, to determine if the policy should be changed.

Determination of Expected Long-Term Rate of Return

        The expected long-term rate of return for the plan's total assets is based on the expected return of each of the above categories, weighted based on the target allocation for each class. Equity securities are expected to return 10% to 11% over the long-term, while debt securities are expected to return between 4% and 7%. The Retirement Plan Administrative Committee expects that the plans' asset manager will provide a modest (0.5% to 1.0% per annum) premium to the respective market benchmark indices.

Medicare Prescription Drug, Improvement and Modernization Act

        On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act was signed into law. This law provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the benefit established by the law. The Company provides retiree drug benefits that exceed the value of the benefits that will be provided by Medicare Part D, and the Company's eligible retirees generally pay a premium for this benefit that is less than the Part D premium. Therefore, the Company has concluded that these benefits are at least actuarially equivalent to the Part D program so that Metaldyne will be eligible for the basic Medicare Part D subsidy.

        In the second quarter of 2004, a Financial Accounting Standards Board (FASB) Staff Position (FSP FAS 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003") was issued providing guidance on the accounting for the effects of the Act for employers that sponsor post-retirement health care plans that provide prescription drug benefits. The FSP is effective for the first interim or annual period beginning after June 15, 2004. The Company estimates the federal subsidy included in the law will ultimately result in an approximate $7.0 million reduction in Metaldyne's post-retirement benefit obligation. For 2004, the Company recognized a net reduction in post-retirement expense of $0.9 million as a result of the anticipated subsidiary.

Post-retirement Medical and Life Insurance Benefit Plans

        In December 2004, the Company announced that it will discontinue retiree medical and life insurance coverage to its salaried and nonunion retirees and their beneficiaries effective January 1, 2006. This event has no impact on the Company's 2004 annual results since the announcement occurred subsequent to the September 30, 2004 measurement date for post-retirement benefits. The Company will record an estimated curtailment gain of $2.5 million in the first quarter of 2005 pursuant to the announcement. The Company expects to reduce its 2005 SFAS No. 106 expense by $16.8 million and $1.4 million as a result of the curtailment and of FSP FAS 106-2, respectively.

25.    Fair Value of Financial Instruments

        In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the following methods were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents

        The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

Long-Term Debt

        The carrying amount of bank debt and certain other long-term debt instruments approximates fair value as the floating rates applicable to this debt reflect changes in overall market interest rates.

Derivatives

        The Company manages its exposure to changes in interest rates through the use of interest rate protection agreements. These interest rate derivatives are designated as cash flow hedges. The effective portion of each derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. The Company does not use derivatives for speculative purposes.

        All of the Company's interest rate protection agreements matured in February 2004 and, as a result of their maturity, a cumulative pre-tax non-cash gain of $6.6 million was recorded and is reflected as a non-cash gain on maturity of interest rate arrangements in the Company's consolidated statement of operations for the year ended January 2, 2005. See also Note 14, Derivative Financial Instruments.

        The carrying amounts and fair values of the Company's financial instruments at January 2, 2005 and December 28, 2003 are as follows:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash investments	$—	$—	$13,820	$13,820
Receivables	$182,410	$182,410	$175,020	$175,020
Interest rate arrangements	$—	$—	$(4,540)	$(4,540)
Long-term debt:
Bank debt	$413,730	$413,730	$351,080	$351,080
11% senior subordinated notes, due 2012	$250,000	$210,000	$250,000	$230,000
10% senior notes, due 2013	$150,000	$144,750	$150,000	$150,000
10% senior subordinated notes, due 2014	$31,750	$27,180	$—	$—
Other long-term debt	$14,540	$14,540	$15,850	$15,850

26.    Interim and Other Supplemental Financial Data (Unaudited)

	For the Quarters Ended
	January 2nd	October 3rd	June 27th	March 28th
	(In thousands except per share amounts)
2004:
Net sales	$499,550	$501,680	$521,890	$481,140
Gross profit	$34,230	$34,180	$52,390	$52,210
Net loss	$(2,200)	$(17,370)	$(3,170)	$(5,250)
Per common share:
Basic and diluted	$(0.05)	$(0.41)	$(0.07)	$(0.12)
	For the Quarters Ended
	December 28th	September 28th	June 29th	March 30th
	(In thousands except per share amounts)
2003:
Net sales	$389,060	$346,680	$390,540	$381,920
Gross profit	$31,410	$33,420	$49,830	$41,040
Net income (loss)	$(54,990)	$(10,340)	$1,060	$(11,060)
Per common share:
Basic and diluted	$(1.35)	$(0.29)	$(0.03)	$(0.31)

        The 2004 results include the adoption of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." As a result, the 2004 net loss and basic and diluted loss per share include $19.9 million of preferred stock dividends (including accretion of $1.1 million in 2004). Additionally, fourth quarter results include a $8.0 million gain on the sale of Saturn and TriMas common stock.

        In the fourth quarter of 2003, the Company incurred several significant charges, including a $4.9 million asset impairment, $15 million fixed asset disposal loss, $6.1 million restructuring charge and $20.7 million equity loss of affiliates. See Note 6, Equity Investments and Receivables in Affiliates, and Note 17, Asset Impairments and Restructuring Related Integration Actions.

27.    Commitments and Contingencies

        The Company is subject to claims and litigation in the ordinary course of its business, but does not believe that any such claim or litigation will have a material adverse effect on its financial position or results of operation.

        There are no material pending legal proceedings, other than ordinary routine litigation incidental to the Company's business, to which it is aware that would have a material adverse effect on the Company's financial position or results of operations.

28.    Related Party Transactions

        In November 2000, the Company was acquired by an investor group led by Heartland and Credit Suisse First Boston ("CSFB") in a recapitalization transaction. Heartland is a private equity fund established to "buy, build and grow" industrial companies in sectors with attractive consolidation opportunities. In addition to TriMas (see Note 6, Equity Investments and Receivables in Affiliates), Heartland has equity interests in other industrial companies. The recapitalization and Heartland's investment have allowed the Company to continue to aggressively pursue internal growth opportunities and strategic acquisitions, and to increase the scale and future profitability of the Company. At January 2, 2005, Heartland and CSFB owned approximately 45% and 23% of the Company's common stock, respectively.

        The Company maintains a monitoring agreement with Heartland for an annual fee of $4 million plus additional fees for financings and acquisitions under certain circumstances. The Heartland monitoring agreement is based on a percentage of assets calculation and Heartland has the option of taking the greater of the calculated fee (which would have totaled $5.3 million for 2004) or $4 million. Total monitoring fees paid to Heartland were $4 million for each of the years ended January 2, 2005, December 28, 2003 and December 29, 2002. Additionally, the Company recorded $0.2 million in 2004 and $0.7 million in both 2003 and 2002 for expense reimbursements to Heartland in the ordinary course of business.

        Heartland is also entitled to a 1% transaction fee in exchange for negotiating, contracting and executing certain transactions on behalf of Metaldyne, including transactions for sale-leaseback arrangements and other financings. These fees totaled approximately $1.0 and $1.9 million for the years ended January 2, 2005 and December 28, 2003, respectively. Similar fees through 2002 totaled approximately $1.9 million. Total fee and expense reimbursements paid in 2004 and 2003 were approximately $0.2 million and $2 million, respectively, and amounts not remitted to Heartland total approximately $2.8 million and $1.8 million as of January 2, 2005 and December 28, 2003, respectively. These amounts are recorded as accounts payable in the Company's consolidated balance sheet as of the year ended January 2, 2005.

        On December 31, 2003, Heartland purchased all of the outstanding shares of Series B preferred stock from the Company's former GMTI shareholders. See Note 13, Redeemable Preferred Stock.

        Effective January 23, 2001, the Company changed its name to Metaldyne Corporation from MascoTech, Inc. The Company had a corporate service agreement through 2002 with Masco Corporation ("Masco"), which at January 2, 2005 owned approximately 6% of the Company's common stock. Under the terms of the agreement, the Company paid fees to Masco for various staff support and administrative services, research and development and facilities. Such fees aggregated zero in 2004 and 2003 and $0.5 million in 2002. Total fee and expense reimbursements not yet remitted to Masco total $0.9 million and $1.0 million as of January 2, 2005 and December 28, 2003, respectively, and are recorded as accounts payable in the Company's consolidated balance sheet as of the year ended January 2, 2005.

        On June 6, 2002, the Company sold 66% of its former TriMas subsidiary to Heartland and other investors. The Company's current ownership percentage in TriMas is approximately 24%. The Company has a corporate services agreement with TriMas, which requires the Company to provide corporate staff support and administrative services to TriMas subsequent to the divestiture of TriMas. Under the terms of the agreement, the Company receives fees from TriMas, which aggregated approximately $0.4 million, $2.5 million and $0.3 million in 2004, 2003 and 2002, respectively. TriMas also reimburses Metaldyne for expense reimbursements in the ordinary course of business. The Company has recorded $7.1 million due from TriMas, consisting of tax net operating losses created prior to the disposition of TriMas, pension obligations and other expense reimbursements in the ordinary course of business, of which $2.8 million is recorded as receivables from TriMas and $4.3 million is recorded as equity investments and receivables in affiliates in the Company's consolidated balance sheet as of January 2, 2005.

        On November 12, 2004, the Company sold approximately 924,000 shares of its TriMas stock to Masco for $23 per shares, or a total of $21.3 million. A gain on the sale of shares totaling $2.9 million was recognized and is included in equity (gain) loss from affiliates, net on the Company's consolidated statement of operations as of January 2, 2005. See Note 6, Equity Investments and Receivables in Affiliates.

29.    Subsequent Events

        In January 2005, the Company reorganized to streamline its operating efficiency and cost structure. The Company's operations were consolidated into two segments: Chassis segment and the Powertrain segment. The Chassis segment consists of the former Chassis operations plus a portion of the former Driveline operations, while the Powertrain segment consists of the former Engine operations combined with the remainder of the former Driveline operations. As this change became effective in fiscal 2005, the Company's Form 10-Q for the quarter ending April 3, 2005 will report operating results in these two segments along with restated results for the year ended January 2, 2005.

        On February 4, 2005, the Company entered into a sale-leaseback transaction for machinery and equipment with a third party lessor. The Company received $6.5 million cash as part of this transaction.

        Metaldyne entered into a Commitment Letter with General Electric Capital Corporation ("GECC") dated as of March 31, 2005 related to its existing accounts receivable securitization facility (the "Existing Agreement"). The Commitment Letter provides for (i) an initial amendment to the Existing Agreement (the Existing Agreement as so amended, the "Amended Agreement"), (ii) an "Extension Facility" that will further amend the Amended Agreement and (iii) a "New Facility" that is expected to eventually replace the Extension Facility.

        The Amended Agreement is expected to (a) change the maturity date of the facility to January 1, 2007, (b) install GECC as the new Administrative Agent, (c) improve customer concentration limits, (d) increase program availability and (e) adjust certain default triggers (clauses (c), (d) and (e) together the "Operative Amendments").

        The Extension Facility is expected to (i) improve advance rates relative to the Amended Agreement, (ii) change the margins applicable to advances based on LIBOR to 1.75% for the first 90 days, 2.00% for the next 90 days, and 2.25% thereafter, and (iii) change the maximum financing from $150 million to $175 million. The Extension Facility will also address various administrative and technical matters.

        The New Facility is expected to (i) increase the facility size to $225 million, (ii) improve advance rates relative to the Extension Facility, and (iii) provide a term of the agreement for up to five years.

        If the Company has not entered into an intercreditor agreement with its lending agent within 60 days subsequent to the date of the Amended Agreement, then the Operative Amendments will cease to be effective until such intercreditor agreement is entered into. Further, such intercreditor agreement is a condition precedent to the Extension Facility and the New Facility. GECC's commitment under the letter agreement to enter into the Amended Agreement expires on May 15, 2005. GECC's commitment to provide the Extension Facility expires on January 1, 2007. GECC's commitment to provide the New Facility expires on August 15, 2005. There can be no assurance that Metaldyne will reach a definitive agreement with GECC on these terms.

        The Commitment Letter and related term sheet are filed herewith as Exhibit 10.3.1. Additionally, the Company has financed several lease transactions with GECC, and GECC beneficially owns approximately 1.4% of the Company's common stock.

30.    Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes

        The following condensed consolidating financial information presents:

  (1)
  Condensed consolidating financial statements as of January 2, 2005 and December 28, 2003, and for the years ended January 2, 2005, December 28, 2003 and December 31, 2002 of (a) Metaldyne Corporation, the parent and issuer, (b) the guarantor subsidiaries, (c) the non-guarantor subsidiaries and (d) the Company on a consolidated basis, and

  (2)
  Elimination entries necessary to consolidate Metaldyne Corporation, the parent, with guarantor and non-guarantor subsidiaries.

        The condensed consolidating financial statements are presented on the equity method. Under this method, the investments in subsidiaries are recorded at cost and adjusted for the Company's share of the subsidiaries' cumulative results of operations, capital contributions, distributions and other equity changes.

Guarantor/Non-Guarantor
Condensed Consolidating Balance Sheet
January 2, 2005

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$—	$—	$—	$—	$—
Total receivables, net	—	128,230	53,380	—	181,610
Inventories	—	84,570	42,450	—	127,020
Deferred and refundable income taxes	—	14,500	3,970	—	18,470
Prepaid expenses and other assets	—	28,830	7,820	—	36,650

Total current assets	—	256,130	107,620	—	363,750
Equity investments and receivables in affiliates	107,040	—	—	—	107,040
Property and equipment, net	—	580,780	275,470	—	856,250
Excess of cost over net assets of acquired companies	—	472,050	154,190	—	626,240
Investment in subsidiaries	584,110	232,280	—	(816,390)	—
Intangible and other assets	—	222,380	19,090	—	241,470

Total assets	$691,150	$1,763,620	$556,370	$(816,390)	$2,194,750

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$—	$199,710	$86,880	$—	$286,590
Accrued liabilities	—	92,000	25,050	—	117,050
Current maturities, long-term debt	—	3,630	8,620	—	12,250

Total current liabilities	—	295,340	120,550	—	415,890
Long-term debt	427,180	426,320	1,950	—	855,450
Deferred income taxes	—	61,940	26,970	—	88,910
Minority interest	—	—	650	—	650
Other long-term liabilities	—	135,310	7,390	—	142,700
Redeemable preferred stock	149,190	—	—	—	149,190
Intercompany accounts, net	(427,180)	256,340	170,840	—	—

Total liabilities	149,190	1,175,250	328,350	—	1,652,790

Shareholders' equity:
Preferred stock	—	—	—	—	—
Common stock	42,830	—	—	—	42,830
Paid-in capital	698,870	—	—	—	698,870
Accumulated deficit	(262,740)	—	—	—	(262,740)
Accumulated other comprehensive income	63,000	—	—	—	63,000
Investment by Parent/Guarantor	—	588,370	228,020	(816,390)	—

Total shareholders' equity	541,960	588,370	228,020	(816,390)	541,960

Total liabilities and shareholders' equity	$691,150	$1,763,620	$556,370	$(816,390)	$2,194,750

Guarantor/Non-Guarantor

Condensed Consolidating Balance Sheet

December 28, 2003

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$—	$10,750	$3,070	$—	$13,820
Total receivables, net	—	144,980	29,180	—	174,160
Inventories	—	54,080	29,600	—	83,680
Deferred and refundable income taxes	—	7,900	1,210	—	9,110
Prepaid expenses and other assets	—	27,880	8,400	—	36,280

Total current assets	—	245,590	71,460	—	317,050
Equity investments and receivables in affiliates	155,790	—	—	—	155,790
Property and equipment, net	—	478,760	228,690	—	707,450
Excess of cost over net assets of acquired companies	—	441,920	142,470	—	584,390
Investment in subsidiaries	464,100	236,550	—	(700,650)	—
Intangible and other assets	—	225,400	21,780	—	247,180

Total assets	$619,890	$1,628,220	$464,400	$(700,650)	$2,011,860

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$—	$128,960	$72,280	$—	$201,240
Accrued liabilities	—	96,040	40,800	—	136,840
Current maturities, long-term debt	—	4,820	6,060	—	10,880

Total current liabilities	—	229,820	119,140	—	348,960
Long-term debt	400,000	360,740	6,190	—	766,930
Deferred income taxes	—	95,530	25,990	—	121,520
Minority interest	—	—	800	—	800
Other long-term liabilities	—	148,620	5,140	—	153,760
Intercompany accounts, net	(400,000)	322,450	77,550	—	—

Total liabilities	—	1,157,160	234,810	—	1,391,970

Redeemable preferred stock	73,980	—	—	—	73,980

Shareholders' equity:
Preferred stock	—	—	—	—	—
Common stock	42,730	—	—	—	42,730
Paid-in capital	692,400	—	—	—	692,400
Accumulated deficit	(234,750)	—	—	—	(234,750)
Accumulated other comprehensive income	45,530	—	—	—	45,530
Investment by Parent/Guarantor	—	471,060	229,590	(700,650)	—

Total shareholders' equity	545,910	471,060	229,590	(700,650)	545,910

Total liabilities, redeemable stock and shareholders' equity	$619,890	$1,628,220	$464,400	$(700,650)	$2,011,860

Guarantor/Non-Guarantor
Condensed Consolidating Statement of Operations
Year Ended January 2, 2005

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Net sales	$—	$1,580,100	$424,160	$—	$2,004,260
Cost of sales	—	(1,491,350)	(339,900)	—	(1,831,250)

Gross profit	—	88,750	84,260	—	173,010
Selling, general and administrative expenses	—	(110,690)	(22,560)	—	(133,250)
Restructuring charges	—	(1,370)	(1,380)	—	(2,750)
Loss on disposition of manufacturing facilities	—	(7,600)	—	—	(7,600)

Operating profit (loss)	—	(30,910)	60,320	—	29,410

Other expense, net:
Interest expense	—	(79,280)	(2,860)	—	(82,140)
Preferred stock dividends and accretion	(19,900)	—	—	—	(19,900)
Non-cash gain on maturity of interest rate arrangements	—	6,570	—	—	6,570
Equity gain (loss) from affiliates, net	1,450	—	—	—	1,450
Gain on sale of equity investments	8,020	—	—	—	8,020
Other, net	—	(6,340)	(1,930)	—	(8,270)

Other expense, net	(10,430)	(79,050)	(4,790)	—	(94,270)

Income (loss) before income taxes	(10,430)	(109,960)	55,530	—	(64,860)
Income tax expense (benefit)	—	(40,640)	3,770	—	(36,870)
Equity in net income of subsidiaries	(17,560)	51,760	—	(34,200)	—

Earnings (loss) attributable to common stock	$(27,990)	$(17,560)	$51,760	$(34,200)	$(27,990)

Guarantor/Non-Guarantor
Condensed Consolidating Statement of Operations
Year Ended December 28, 2003

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Net sales	$—	$1,154,470	$353,730	$—	$1,508,200
Cost of sales	—	(1,060,220)	(292,450)	—	(1,352,670)

Gross profit	—	94,250	61,280	—	155,530
Selling, general and administrative expenses	—	(99,360)	(17,870)	—	(117,230)
Restructuring charges	—	(11,550)	(1,580)	—	(13,130)
Asset impairment	—	(4,870)	—	—	(4,870)

Operating profit (loss)	—	(21,530)	41,830	—	20,300

Other expense, net:
Interest expense	—	(69,640)	(5,870)	—	(75,510)
Equity gain (loss) from affiliates, net	(20,700)	—	—	—	(20,700)
Other, net	—	(11,690)	3,610	—	(8,080)

Other expense, net	(20,700)	(81,330)	(2,260)	—	(104,290)

Income (loss) before income taxes	(20,700)	(102,860)	39,570	—	(83,990)
Income tax expense (benefit)	—	(27,440)	18,780	—	(8,660)
Equity in net income of subsidiaries	(54,630)	20,790	—	33,840	—

Net income (loss)	(75,330)	(54,630)	20,790	33,840	(75,330)
Preferred stock dividends	9,260	—	—	—	9,260

Earnings (loss) attributable to common stock	$(84,590)	$(54,630)	$20,790	$33,840	$(84,590)

Guarantor/Non-Guarantor
Condensed Consolidating Statement of Operations
Year Ended December 29, 2002

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Net sales	$—	$1,165,130	$627,070	$—	$1,792,200
Cost of sales	—	(1,029,500)	(469,060)	—	(1,498,560)

Gross profit	—	135,630	158,010	—	293,640
Selling, general and administrative expenses	—	(106,070)	(75,390)	—	(181,460)
Restructuring charges	—	(3,470)	—	—	(3,470)

Operating profit	—	26,090	82,620	—	108,710

Other expense, net:
Interest expense	—	(87,280)	(3,720)	—	(91,000)
Loss on repurchase of debentures and early retirement of term loans	—	(68,860)	—	—	(68,860)
Loss on interest rate arrangements upon early retirement of term loans	—	(7,550)	—	—	(7,550)
Equity gain from affiliates, net	(1,410)	—	—	—	(1,410)
Other, net	—	(10,670)	1,690	—	(8,980)

Other expense, net	(1,410)	(174,360)	(2,030)	—	(177,800)

Income (loss) before income taxes	(1,410)	(148,270)	80,590	—	(69,090)
Income tax expense (benefit)	—	(56,970)	16,010	—	(40,960)
Equity in net income of subsidiaries	(63,350)	64,580	—	(1,230)	—

Net income (loss) before cumulative effect of change in accounting principle	(64,760)	(26,720)	64,580	(1,230)	(28,130)
Cumulative effect of change in recognition And measurement of goodwill impairment	—	(36,630)	—	—	(36,630)

Net income (loss)	(64,760)	(63,350)	64,580	(1,230)	(64,760)
Preferred stock dividends	9,120	—	—	—	9,120

Earnings (loss) attributable to common stock	$(73,880)	$(63,350)	$64,580	$(1,230)	$(73,880)

Guarantor/Non-Guarantor
Condensed Consolidating Statement of Cash Flows
Year Ended January 2, 2005

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by operating activities	$—	$37,250	$42,130	$—	$79,380

Cash flows from investing activities:
Capital expenditures	—	(112,160)	(40,280)	—	(152,440)
Acquisition of business, net of cash received	—	(203,870)	—	—	(203,870)
Proceeds from sale-leaseback of fixed assets	—	91,520	—	—	91,520
Disposition of manufacturing facilities	—	(500)	—	—	(500)
Proceeds from sale of equity investments	33,830	—	—	—	33,830
Proceeds on sale of joint venture	—	1,260	—	—	1,260

Net cash provided by (used for) investing activities	33,830	(223,750)	(40,280)	—	(230,200)
Cash flows from financing activities:
Principal payments of term loan facilities	—	(1,320)	—	—	(1,320)
Proceeds of revolving credit facility	—	279,450	—	—	279,450
Principal payments of revolving credit facility	—	(215,910)	—	—	(215,910)
Proceeds of senior subordinated notes, due 2014	26,920	—	—	—	26,920
Proceeds of other debt	—	—	3,740	—	3,740
Principal payments of other debt	—	(4,530)	(5,310)	—	(9,840)
Capitalization of debt financing fees	—	(1,380)	—	—	(1,380)
Issuance of Series A-1 preferred stock	55,340	—	—	—	55,340

Net cash provided by (used for) financing activities	82,260	56,310	(1,570)	—	137,000
Change in intercompany accounts	(116,090)	119,440	(3,350)	—	—

Net increase (decrease) in cash	—	(10,750)	(3,070)	—	(13,820)
Cash and cash equivalents, beginning of period	—	10,750	3,070	—	13,820

Cash and cash equivalents, end of period	$—	$—	$—	$—	$—

METALDYNE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Guarantor/Non-Guarantor
Condensed Consolidating Statement of Cash Flows
Year Ended December 28, 2003

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used for) operating activities	$—	$(61,410)	$160,650	$—	$99,240

Cash flows from investing activities:
Capital expenditures	—	(104,580)	(26,140)	—	(130,720)
Disposition of businesses to a related party	—	—	22,570	—	22,570
Acquisition of business, net of cash received	—	(7,650)	—	—	(7,650)
Proceeds from sale-leaseback of fixed assets	—	16,970	—	—	16,970
Proceeds from sale of TriMas shares	20,000	—	—	—	20,000
Investment in joint venture	—	(20,000)	—	—	(20,000)

Net cash provided by (used for) investing activities	20,000	(115,260)	(3,570)	—	(98,830)
Cash flows from financing activities:
Principal payments of term loan facilities	—	(47,600)	—	—	(47,600)
Proceeds of revolving credit facility	—	180,000	—	—	180,000
Principal payments of revolving credit facility	—	(180,000)	—	—	(180,000)
Proceeds of senior notes, due 2013	150,000	—	—	—	150,000
Principal payments of convertible subordinated debentures, due 2003	(98,530)	—	—	—	(98,530)
Proceeds of other debt	—	—	1,940	—	1,940
Principal payments of other debt	—	(4,080)	(5,100)	—	(9,180)
Capitalization of debt financing fees	—	(2,350)	—	—	(2,350)

Net cash provided by (used for) financing activities	51,470	(54,030)	(3,160)	—	(5,720)
Change in intercompany accounts	(71,470)	226,840	(155,370)	—	—

Net increase (decrease) in cash	—	(3,860)	(1,450)	—	(5,310)
Cash and cash equivalents, beginning of period	—	14,610	4,520	—	19,130

Cash and cash equivalents, end of period	$—	$10,750	$3,070	$—	$13,820

METALDYNE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

Guarantor/Non-Guarantor
Condensed Consolidating Statement of Cash Flows
Year Ended December 29, 2002

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
			(In thousands)
Cash flows from operating activities:
Net cash provided by (used for) operating activities	$—	$(79,380)	$14,270	$—	$(65,110)

Cash flows from investing activities:
Capital expenditures	—	(82,970)	(33,480)	—	(116,450)
Disposition of businesses to a related party	—	—	840,000	—	840,000
Proceeds from sale-leaseback of fixed assets	—	52,180	—	—	52,180

Net cash provided by (used for) investing activities	—	(30,790)	806,520	—	775,730
Cash flows from financing activities:
Proceeds of term loan facilities	—	400,000	—	—	400,000
Principal payments of term loan facilities	—	(671,850)	(440,600)	—	(1,112,450)
Proceeds of revolving credit facility	—	324,800	—	—	324,800
Principal payments of revolving credit facility	—	(324,800)	—	—	(324,800)
Proceeds of senior subordinated notes, due 2012	250,000	—	—	—	250,000
Principal payments of convertible subordinated debentures, due 2003 (net of $1.2 million non-cash portion of repurchase)	—	(205,290)	—	—	(205,290)
Proceeds of other debt	—	—	920	—	920
Principal payments of other debt	—	(2,130)	(3,960)	—	(6,090)
Capitalization of debt financing fees	—	(12,100)	—	—	(12,100)
Penalties on early extinguishment of debt	—	(6,480)	—	—	(6,480)
Change in intercompany accounts	(250,000)	622,550	(372,550)	—	—

Net cash provided by (used for) financing activities	—	124,700	(816,190)	—	(691,490)

Net increase (decrease) in cash	—	14,530	4,600	—	19,130
Cash and cash equivalents, beginning of period	—	—	—	—	—

Cash and cash equivalents, end of period	$—	$14,530	$4,600	$—	$19,130

METALDYNE CORPORATION

CONSOLIDATED BALANCE SHEET

April 3, 2005 and January 2, 2005

(Dollars in thousands except per share amounts)

	April 3, 2005	January 2, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—
Receivables, net:
Trade, net of allowance for doubtful accounts	154,530	165,850
TriMas	2,930	2,830
Other	16,190	12,930

Total receivables, net	173,650	181,610
Inventories	135,000	127,020
Deferred and refundable income taxes	17,640	18,470
Prepaid expenses and other assets	39,130	36,650

Total current assets	365,420	363,750
Equity investments and receivables in affiliates	106,810	107,040
Property and equipment, net	844,290	856,250
Excess of cost over net assets of acquired companies	614,120	626,240
Intangible and other assets	233,450	241,470

Total assets	$2,164,090	$2,194,750

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$287,670	$286,590
Accrued liabilities	123,710	117,050
Current maturities, long-term debt	9,380	12,250

Total current liabilities	420,760	415,890
Long-term debt	849,460	855,450
Deferred income taxes	76,960	88,910
Minority interest	670	650
Other long-term liabilities	136,790	142,700
Redeemable preferred stock (aggregate liquidation value $164.5 million and $159.3 million at April 3, 2005 and January 2, 2005, respectively), Authorized: 1,198,693 shares; Outstanding: 1,189,694 shares	154,630	149,190

Total liabilities	1,639,270	1,652,790

Preferred stock (non-redeemable), $1 par, Authorized: 25 million;
Outstanding: None	—	—
Common stock, $1 par, Authorized: 250 million;
Outstanding: 42.8 million shares	42,840	42,830
Paid-in capital	698,870	698,870
Accumulated deficit	(266,240)	(262,740)
Accumulated other comprehensive income	49,350	63,000

Total shareholders' equity	524,820	541,960

Total liabilities and shareholders' equity	$2,164,090	$2,194,750

See accompanying notes to the consolidated financial statements.

METALDYNE CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands except per share amounts)

	Three Months Ended
	April 3, 2005	March 28, 2004
	(Unaudited)
Net sales	$578,750	$481,140
Cost of sales	(525,870)	(428,930)

Gross profit	52,880	52,210
Selling, general and administrative expenses	(27,740)	(31,220)
Restructuring charges	(1,290)	(190)
Loss on disposition of manufacturing facilities	—	(7,600)

Operating profit	23,850	13,200

Other expense, net:
Interest:
Interest expense	(22,600)	(20,100)
Preferred stock dividends and accretion	(5,440)	(4,260)
Non-cash gain on maturity of interest rate arrangements	—	6,590
Equity gain from affiliates, net	610	1,460
Other, net	(1,810)	(2,380)

Other expense, net	(29,240)	(18,690)

Loss before income taxes	(5,390)	(5,490)
Income tax benefit	(1,890)	(240)

Net loss	$(3,500)	$(5,250)

Basic and diluted loss per share	$(0.08)	$(0.12)

Weighted average number of shares outstanding for basic and diluted loss per share	42,840	42,800

See accompanying notes to the consolidated financial statements.

METALDYNE CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended
	April 3, 2005	March 28, 2004
	(Unaudited)
Operating activities:
Net loss	$(3,500)	$(5,250)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	33,330	31,530
Non-cash stock award expense	—	230
Debt fee amortization	780	670
Fixed asset losses	550	320
Loss on disposition of manufacturing facilities	—	7,600
Deferred income taxes	(10,210)	20
Preferred stock dividends and accretion	5,440	4,260
Non-cash interest expense (interest accretion)	70	—
Non-cash gain on maturity of interest rate arrangements	—	(6,590)
Equity gain from affiliates, net	(610)	(1,460)
Other, net	880	70
Changes in assets and liabilities, net of acquisition/disposition of business:
Receivables, net	(32,230)	(60,280)
Net proceeds of accounts receivable facility	37,020	98,580
Inventories	(9,290)	(11,310)
Prepaid expenses and other assets	(3,390)	(3,650)
Accounts payable and accrued liabilities	4,690	34,110

Net cash provided by operating activities	23,530	88,850

Investing activities:
Capital expenditures	(26,900)	(29,990)
Proceeds from sale-leaseback of fixed assets	6,490	64,960
Disposition of manufacturing facilities	—	(500)
(Payments for) reimbursement from acquisition of business, net of cash received	5,750	(203,870)

Net cash used for investing activities	(14,660)	(169,400)

Financing activities:
Principal payments of term loan facilities	—	(440)
Proceeds of revolving credit facility	65,000	70,000
Principal payments of revolving credit facility	(70,770)	(37,900)
Proceeds of senior subordinated notes due 2014 (face value $31.7 million)	—	26,920
Proceeds of other debt	1,570	630
Principal payments of other debt	(4,620)	(2,260)
Issuance of Series A-1 preferred stock (face value $65.4 million)	—	55,340

Net cash provided by (used for) financing activities	(8,820)	112,290
Effect of exchange on cash	(50)	(60)

Net increase in cash	—	31,680
Cash and cash equivalents, beginning of period	—	13,820

Cash and cash equivalents, end of period	$—	$45,500

Supplementary cash flow information:
Cash paid for income taxes, net	$2,930	$1,510
Cash paid for interest	$11,430	$8,090
Noncash transactions—capital leases	$250	$4,980

See accompanying notes to the consolidated financial statements.

METALDYNE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Business and Other Information

        Metaldyne Corporation ("Metaldyne" or "the Company") is a leading global manufacturer of highly engineered metal components for the global light vehicle market. The Company's products include metal-formed and precision-engineered components and modular systems used in vehicle transmission, engine and chassis applications.

        The Company maintains a fifty-two/fifty-three week fiscal year ending on the Sunday nearest to December 31. Fiscal year 2005 is comprised of fifty-two weeks and fiscal year 2004 is comprised of fifty-three weeks and ends on January 1, 2006 and January 2, 2005, respectively. All year and quarter references relate to the Company's fiscal year and fiscal quarters unless otherwise stated.

        In the opinion of Company management, the unaudited financial statements contain all adjustments, including adjustments of a normal recurring nature, necessary to present fairly the financial position, results of operations and cash flows for the periods presented. These statements should be read in conjunction with the Company's financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 2, 2005 (the "2004 Form 10-K"). The results of operations for the period ended April 3, 2005 are not necessarily indicative of the results for the full year.

        Certain prior year amounts have been reclassified to reflect current year classifications.

2.    Stock Options and Awards

        The Company has a stock-based employee compensation plan and has issued equity-based incentives in various forms. The Company continues to account for stock-based employee compensation using the intrinsic value method under Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net loss, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

        The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

	Three Months Ended
	April 3, 2005	March 28, 2004
	(In thousands except per share amounts)
Net loss, as reported	$(3,500)	$(5,250)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	—	(120)

Pro forma net loss	$(3,500)	$(5,370)

Earnings (loss) per share:
Basic and diluted—as reported	$(0.08)	$(0.12)

Basic and diluted—pro forma for stock-based compensation	$(0.08)	$(0.12)

        Beginning in 2004, the Company offered eligible employees the opportunity to participate in a new Voluntary Stock Option Exchange Program (the "Program"), to exchange all of their outstanding options to purchase shares of the Company's common stock granted under the Long Term Equity Incentive Plan (the "Plan") for new stock options and restricted stock units to be granted under the Plan. Participation in the Program is voluntary. Elections were required to be received by January 14, 2004, with new stock options to be granted on or after July 15, 2004 and restricted stock units granted on January 15, 2004. Non-eligible participants in the existing Plan and those eligible employees not electing to participate in the new Program will continue to be eligible to participate in the existing Plan. There was no stock compensation expense for the quarter ended April 3, 2005.

3.    Accounts Receivable Securitization and Factoring Agreements

        The Company has entered into an arrangement to sell, on an ongoing basis, the trade accounts receivable of substantially all domestic business operations to MTSPC, Inc. ("MTSPC"), a wholly owned subsidiary of the Company. MTSPC from time to time may sell an undivided fractional ownership interest in the pool of receivables up to approximately $150 million to a third party multi-seller receivables funding company. The net proceeds of sale are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing costs, which amounted to a total of $1.0 million and $0.7 million for the three months ended April 3, 2005 and March 28, 2004, respectively, and is included in other expense, net in the Company's consolidated statement of operations. At April 3, 2005, the Company's funding under the facility was $100.3 million with no additional amounts available. The discount rate at April 3, 2005 was 3.78% compared to 3.35% at January 2, 2005. The usage fee under the facility is 1.5%. In addition, the Company is required to pay a fee of 0.5% on the unused portion of the facility.

        The Company has entered into a Commitment Letter with General Electric Capital Corporation ("GECC") dated as of March 31, 2005 related to its existing accounts receivable securitization facility, which provides for amendments of the current facility and the eventual transition to a new accounts receivable securitization facility. The new facility is expected to increase the facility size to $225 million, improve advance rates and provide a term of the agreement for up to five years. See also Note 17, Subsequent Events.

        The Company has entered into agreements with international invoice factoring companies to sell customer accounts receivable of Metaldyne foreign locations in France, Germany, Spain, the United Kingdom and Mexico on a non-recourse basis. As of April, 3, 2005, the Company had available approximately $72 million from these commitments, and approximately $60 million of receivables were sold under these programs. The Company pays a commission to the factoring company plus interest from the date the receivables are sold to the date of customer payment. Commission expense of $0.4 million related to these agreements for the three months ended April 3, 2005 is recorded in other expense, net on the Company's consolidated statement of operations.

        To facilitate the collection of funds from operating activities, the Company has entered into accelerated payment collection programs with certain customers. At April 3, 2005, the Company received approximately $21 million under the accelerated collection programs. The majority of the accelerated payment collection programs were discontinued as of or prior to January 2, 2005. However, in addition to the above programs, the Company continues to collect approximately $22 million per month on an accelerated basis as a result of favorable payment terms that it negotiated with one of its customers, through agreements that run contractually from the beginning of 2004 through fiscal 2006. These payments are received on average 20 days after shipment of product to its customer. While the impact of the discontinuance of the accelerated collection programs may be partially offset by a greater utilization of the Company's accounts receivable securitization facility, the Company continues to examine other alternative programs in the marketplace, as well as enhanced terms directly from its customers.

4.    Inventories

        Inventories by component are as follows:

	April 3, 2005	January 2, 2005
	(In thousands)
Finished goods	$43,690	$42,310
Work in process	39,620	36,440
Raw materials	51,690	48,270

	$135,000	$127,020

5.    Excess of Cost over Net Assets of Acquired Companies and Intangible Assets

        At April 3, 2005, the excess of cost over net assets of acquired companies ("goodwill") balance was approximately $614 million. For purposes of testing this goodwill for potential impairment, fair values were determined based upon the discounted cash flows of the reporting units using a 9.5% discount rate. This assessment was completed for the year ended January 2, 2005. The assessment was performed again in the first quarter of 2005 in connection with the formation of the new reporting units pursuant to the change in operating segments. The assessment for the quarter ended April 3, 2005 indicated that the fair value of these units exceeded their carrying values.

        For purposes of recognizing and measuring impairment of goodwill, the Company evaluates assets by operating segment, as this is the lowest level of independent cash flows ascertainable to evaluate impairment. Prior to 2005, the Company evaluated assets by reporting segment.

  Acquired Intangible Assets

        The change in the gross carrying amount of acquired intangible assets is primarily attributable to the exchange impact from foreign currency.

	As of April 3, 2005			As of January 2, 2005
	Gross Carrying Amount	Accumulated Amortization	Weighted Average Life	Gross Carrying Amount	Accumulated Amortization	Weighted Average Life
	(In thousands, except weighted average life)
Amortized Intangible Assets:
Customer Contracts	$127,310	$(45,700)	9.0 years	$127,600	$(42,750)	9.0 years
Technology and Other	163,560	(48,390)	14.9 years	163,920	(45,260)	14.9 years

Total	$290,870	$(94,090)	14.0 years	$291,520	$(88,010)	14.0 years

Aggregate Amortization Expense (Included in Cost of Sales):
For the three months ended April 3, 2005		$6,080
Estimated Amortization Expense:
For the year ending December 31, 2005		23,410
For the year ending December 31, 2006		23,410
For the year ending December 31, 2007		22,640
For the year ending December 31, 2008		21,890
For the year ending December 31, 2009		21,890

  Goodwill

        The changes in the carrying amount of goodwill for the three months ended April 3, 2005 are as follows:

	Chassis	Powertrain	Total
	(In thousands)
Balance as of January 2, 2005	$332,300	$293,940	$626,240
Exchange impact from foreign currency	(4,980)	(1,390)	(6,370)
New Castle adjustment	(5,750)	—	(5,750)

Balance as of April 3, 2005	$321,570	$292,550	$614,120

        As a result of its reorganization in January 2005, the Company consolidated its operations into two segments: the Chassis segment and the Powertrain segment. This resulted in a change in the underlying reporting units and necessitated a reallocation of goodwill to the new reporting units based on relative fair values. The reallocation did not indicate an impairment of goodwill for the new reporting units based on expected future cash flows discounted at a 9.5% rate. However, if the discount rate were to increase to approximately 13% or if expected future operating margins were to decrease by approximately 12.5%, further goodwill impairment analysis would be necessary for one of the Company's reporting units.

6.    Derivative Financial Instruments

        In the past, the Company has managed its exposure to changes in interest rates through the use of interest rate protection agreements. These interest rate derivatives are designated as cash flow hedges. The effective portion of each derivative's gain or loss is initially reported as a component of other comprehensive income (loss) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The Company does not use derivatives for speculative purposes.

        In February 2001, the Company entered into interest rate protection agreements with various financial institutions to hedge a portion of its interest rate risk related to the term loan borrowings under its credit facility. These agreements include two interest rate collars with a term of three years, a total notional amount of $200 million as of December 28, 2003 and a three-month LIBOR interest rate cap and floor of 7% and approximately 4.5%, respectively. The agreements also include four interest rate caps at a three-month LIBOR interest rate of 7% with a total notional amount of $301 million as of December 28, 2003.

        All of the Company's interest rate protection arrangements matured in February 2004 and, as a result of their maturity, a cumulative non-cash pre-tax gain of $6.6 million was recorded and is reflected as a gain on maturity of interest rate arrangements in the Company's consolidated statement of operations for the three months ended March 28, 2004. Prior to the expiration of these agreements, the Company recognized additional interest expense of $1.1 million during the three months ended March 28, 2004.

7.    Segment Information

        The Company has defined a segment as a component with business activity resulting in revenue and expense that has separate financial information evaluated regularly by the Company's chief operating decision maker and its board of directors in determining resource allocation and assessing performance.

        The Company has established adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") as a key indicator of financial operating performance. The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change and before interest, taxes, depreciation, amortization, asset impairment, non-cash losses on sale-leaseback of property and equipment and non-cash restricted stock award expense. Adjusted EBITDA is a non-GAAP measure and therefore caution must be exercised in using Adjusted EBITDA as an analytical tool and it should not be used in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating Adjusted EBITDA, management deems it important to consider the quality of the Company's underlying earnings by separately identifying certain costs undertaken to improve the Company's results, such as costs related to consolidating facilities and businesses in an effort to eliminate duplicative costs or achieve efficiencies, costs related to integrating acquisitions and restructuring costs related to expense reduction efforts.

        In January 2005, the Company reorganized and consolidated its operations into two segments: the Chassis segment and the Powertrain segment. The Chassis segment consists of the former Chassis operations plus a portion of the former Driveline operations, while the Powertrain segment consists of the former Engine operations combined with the remainder of the former Driveline operations. The prior year amounts have been restated to reflect these changes for comparison purposes.

        CHASSIS—Manufactures components, modules and systems used in a variety of engineered chassis applications, including fittings, wheel-ends, axle shaft, knuckles and mini-corner assemblies. This segment utilizes a variety of processes including hot, warm and cold forging, powder metal forging and machinery and assembly.

        POWERTRAIN—Manufactures a broad range of engine components, modules and systems, including sintered metal, powder metal, hydraulic controls, precision shafts, forged and tubular fabricated products used for a variety of applications. These applications include balance shaft modules and front cover assemblies. This segment also includes integrated program management used in a broad range of transmission applications. These applications include transmission and transfer case shafts and transmission valve bodies.

        Segment activity for the three months ended April 3, 2005 and March 28, 2004 is as follows:

	Three Months Ended
	April 3, 2005	March 28, 2004
	(In thousands)
SALES
Chassis	$338,450	$267,360
Powertrain	240,300	213,780

Total sales	$578,750	$481,140

Adjusted EBITDA
Chassis	$27,690	$29,910
Powertrain	33,690	28,710

Operating EBITDA	61,380	58,620
Centralized resources ("Corporate")	(3,540)	(6,090)

Total Adjusted EBITDA	57,840	52,530
Depreciation & amortization	(33,330)	(31,530)
Loss on sale of manufacturing facilities	—	(7,600)
Non-cash stock award expense	—	(230)
Other, net included in Adjusted EBITDA	(660)	30

Operating profit	$23,850	$13,200

	April 3, 2005	January 2, 2005
	(In thousands)
Total Assets
Chassis	$1,008,780	$1,085,630
Powertrain	746,370	752,930
Corporate	408,940	356,190

Total assets	$2,164,090	$2,194,750

	Three Months Ended
	April 3, 2005	March 28, 2004
Capital Expenditures
Chassis	$12,120	$14,990
Powertrain	14,640	13,210
Corporate	140	1,790

Total capital expenditures	$26,900	$29,990

8.    Acquisitions

        In the first quarter of 2004, effective December 31, 2003, the Company completed a transaction with DaimlerChrysler Corporation ("DaimlerChrysler") that transferred full ownership of the New Castle Machining and Forge ("New Castle") manufacturing operations to Metaldyne. From January 2003 until the transaction at December 31, 2003, New Castle was managed as a joint venture between Metaldyne and DaimlerChrysler; at December 28, 2003, the Company's investment in this joint venture was approximately $20 million (before fees and expenses of approximately $2 million). The New Castle facility manufactures suspension and powertrain components for Chrysler, Jeep and Dodge vehicles; additionally, Metaldyne has launched initiatives to expand the customer base beyond DaimlerChrysler. The New Castle manufacturing operations are part of the Company's Chassis segment.

        As part of the New Castle transaction, Metaldyne acquired Class A and Class B units representing DaimlerChrysler's entire joint venture interest in New Castle. In exchange, Metaldyne delivered to DaimlerChrysler $215 million (before fees and expenses of approximately $3 million), comprised of $118.8 million in cash; $31.7 million in aggregate principal amount of a new issue of its 10% senior subordinated notes; and $64.5 million (fair value of $55.3 million as of December 31, 2003) in aggregate liquidation preference of its Series A-1 preferred stock. Included in the $5 million fees and expenses is a $2.4 million transaction fee paid to Heartland Industrial Partners ("Heartland") pursuant to the acquisition of New Castle. The cash portion of the consideration was funded in part by the net cash proceeds of approximately $58 million from the sale-leaseback of certain machinery and equipment with a third-party lessor, with the remainder funded through Metaldyne's revolving credit facility.

        The consolidated statement of cash flows for the three months ended March 28, 2004 has been adjusted to reflect the final purchase price allocation of the New Castle acquisition.

        In connection with the acquisition of New Castle, the Company recorded $33.6 million of tax deductible goodwill that is amortizable over a 15 year period. The tax deductible goodwill in excess of goodwill recorded in connection with the transaction for financial reporting purposes is attributable to the unamortized accretion, as of the issue date, of the 10% senior subordinated notes.

        Also, in conjunction with the purchase agreement for the acquisition of New Castle, DaimlerChrysler agreed to reimburse the Company for potential equipment purchases related to production capacity for a specific product line. As reimbursement is received from DaimlerChrysler, the Company has recognized this as a reduction to the initial goodwill recorded at the time of this acquisition. The Company anticipates total reimbursement of $8.3 million, of which approximately $5.8 million has been received as of April 3, 2005.

9.    Asset Impairments and Restructuring-Related Integration Actions

        Restructuring costs incurred for the three months ended April 3, 2005 were $1.3 million and primarily reflect headcount reductions related to the consolidation of the Company's operations into two segments. Costs incurred for the three months ended March 30, 2004 were $0.2 million and primarily reflect headcount reductions in the Company's Forging operations.

        The Company expects to realize additional savings in 2005 from the 2004 restructuring actions as reductions in employee-related expenses recognized in both cost of goods sold and selling, general and administrative expense.

	Acquisition Related Severance Costs	2003 Additional Severance and Other Exit Costs	2004 Additional Severance and Other Exit Costs	2005 Additional Severance and Other Exit Costs	Total
	(In thousands)
Balance at January 2, 2005	$710	$2,710	$510	$—	$3,930
Charges to expense	—	(240)	—	1,530	1,290
Cash payments	—	(910)	(180)	(860)	(1,950)

Balance at April 3, 2005	$710	$1,560	$330	$670	$3,270

        The above amounts represent total estimated cash payments, of which $2.6 million and $5.0 million are recorded in accrued liabilities, with $0.7 million (which will primarily be paid out in fiscal 2006) and $2.0 million recorded in other long-term liabilities in the Company's consolidated balance sheet at April 3, 2005 and March 28, 2004, respectively.

10.    Dispositions

        On February 1, 2004, the Company completed an asset sale pursuant to which substantially all of the business associated with two of the aluminum die casting facilities in its Driveline segment was sold to Lester PDC, Ltd, a Kentucky-based aluminum die casting and machining company. The Company retained an interest in approximately $5.6 million in working capital (principally accounts receivable). Cash paid in the transaction to buy out the remaining portion of the equipment that had previously been sold under an operating lease arrangement by the Company was approximately $6.1 million, net of proceeds from Lester PDC of $4.1 million. The buyer also agreed to lease the Bedford Heights, Ohio and sublease the Rome, Georgia facilities from the Company for total annual lease payment of approximately $0.6 million. In addition, Lester PDC and Metaldyne entered into a supply agreement. In connection with the disposition of these manufacturing facilities, the Company recognized a charge of $7.6 million on the Company's consolidated statement of operations as of March 28, 2004. The charge represents the book value of approximately $12 million in fixed assets and deferred financing fees offset by the $4.1 million in cash consideration paid by Lester PDC for the assets.

        In November 2004, Lester PDC discontinued operations at the Bedford Heights facility and the supply agreement and lease agreement between Lester PDC and Metaldyne were terminated. As a result, Metaldyne assumed production of some of the products at the Bedford Heights facility that were subject to the terminated supply agreement. One of these product lines is currently being manufactured at the Bedford Heights facility and the remaining products have been moved to other Metaldyne facilities. The lease agreement represented annual lease revenue to Metaldyne of approximately $0.2 million.

11.    Redeemable Preferred Stock

        The Company has outstanding 644,540 shares of $64.5 million in liquidation value ($56.4 million fair value as of April 3, 2005) of Series A-1 preferred stock par value $1 and authorized 644,540 shares to DaimlerChrysler. The Company will accrete from the fair value to the liquidation value ratably over the ten-year period. The preferred stock is mandatorily redeemable on December 31, 2013. Series A-1 preferred stockholders are entitled to receive, when, as and if declared by the Company's board of directors, cumulative quarterly cash dividends at a rate of 11% per annum plus 2% per annum for any period for which there are any accrued and unpaid dividends.

        The Company has outstanding 361,001 shares of $36.1 million in liquidation value ($34.4 million fair value as of April 3, 2005) of Series A preferred stock par value $1 and authorized 370,000 shares to Masco Corporation. The Company will accrete from the fair value to the liquidation value ratably over the twelve-year period. The preferred stock is mandatorily redeemable on December 31, 2012. Series A preferred stockholders are entitled to receive, when, as and if declared by the Company's board of directors, cumulative quarterly cash dividends at a rate of 13% per annum for periods ending on or prior to December 31, 2005 and 15% per annum for periods after December 31, 2005 plus 2% per annum for any period for which there are any accrued and unpaid dividends.

        The Company has outstanding 184,153 shares with a fair value of $18.4 million of redeemable Series B preferred stock to Heartland. The redeemable Series B preferred shares issued are mandatory redeemable on June 15, 2013. The Series B preferred stockholders are entitled to receive, when, as and if declared by the Company's board of directors, cumulative semi-annual cash dividends at a rate of 11.5% per annum.

        Preferred stock dividends (including accretion of $0.3 million in 2005) were $5.4 million and $4.3 million, while dividend cash payments were zero, for the three months ended April 3, 2005 and March 28, 2004, respectively. Unpaid accrued dividends were $45.4 million and $40.3 million at April 3, 2005 and January 2, 2005, respectively. Redeemable preferred stock, consisting of outstanding shares and unpaid dividends, was $154.6 million and $149.2 million in the Company's consolidated balance sheet at April 3, 2005 and January 2, 2005, respectively.

12.    Loss per Share

        The following reconciles the numerators and denominators used in the computations of basic and diluted earnings per common share:

	Three Months Ended
	April 3, 2005	March 28, 2004
	(In thousands except per share amounts)
Weighted average number of shares outstanding for basic and diluted	42,840	42,800

Loss used for basic and diluted earnings per share computation	$(3,500)	$(5,250)

Basic and diluted loss per share	$(0.08)	$(0.12)

        Diluted earnings per share reflect the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. Excluded from the calculation of diluted earnings per share are stock options representing 2.7 million and 0.9 million common shares as they are anti-dilutive at April 3, 2005 and March 28, 2004, respectively.

        Contingently issuable shares, representing approximately 0.05 million restricted common shares, have an anti-dilutive effect on earnings per share for the three months ended April 3, 2005 and March 28, 2004.

13.    Comprehensive Income (Loss)

        The Company's total comprehensive income (loss) for the period was as follows:

	Three Months Ended
	April 3, 2005	March 28, 2004
	(In thousands)
Net loss	$(3,500)	$(5,250)
Other comprehensive income (loss):
Foreign currency translation adjustment	(12,740)	(4,950)
Change in the Company's portion of TriMas' currency translation adjustment	(910)	—
Interest rate agreements fair value adjustments (realized in 2004)	—	(6,590)

Total other comprehensive income (loss)	(13,650)	(11,540)

Total comprehensive loss	$(17,150)	$(16,790)

14.    Employee Benefit Plans

	Pension Benefits		Other Benefits
	For the Three Months Ended		For the Three Months Ended
	April 3, 2005	March 28, 2004	April 3, 2005	March 28, 2004
	(In thousands)
Components of Net Periodic Benefit Cost:
Service cost	$760	$780	$570	$300
Interest cost	4,490	4,340	800	780
Expected return on plan assets	(4,600)	(4,350)	—	—
Amortization of prior service cost	40	40	(90)	(60)
Recognized gain due to curtailments/settlements	—	—	(2,490)	—
Amortization of net loss	900	620	170	140

Net periodic benefit (gain) cost	$1,590	$1,430	$(1,040)	$1,160

Employer Contributions

        Metaldyne previously disclosed in its financial statements for the year ended January 2, 2005 that it expected to contribute $24.0 million to its defined benefit pension plans in 2005. As of April 3, 2005, approximately $4.2 million of contributions have been made.

        The Company also disclosed in its financial statements for the year ended January 2, 2005 that it expected to contribute approximately $10.6 million to its defined contribution (profit-sharing and 401(k) matching contribution) plans in 2005. The Company contributed approximately $2.9 million to its defined contribution plans as of April 3, 2005.

        In December 2004, the Company announced that it will discontinue retiree medical and life insurance coverage to its salaried and nonunion retirees and their beneficiaries effective January 1, 2006. The Company recorded a curtailment gain of $2.5 million for the three months ended April 3, 2005 pursuant to this announcement, and it is included in selling, general and administrative expenses in the Company's consolidated statement of operations.

15.    Commitments and Contingencies

        The Company is subject to claims and litigation in the ordinary course of its business but does not believe that any such claim or litigation will have a material adverse effect on its financial position or results of operations.

        There are no material pending legal proceedings, other than ordinary routine litigation incidental to the Company's business, of which it is aware that would have a material adverse effect on the Company's financial position or results of operations.

16.    New Accounting Pronouncements

        In October 2004, the U.S. government enacted the American Jobs Creation Act of 2004 ("Act"). This Act provides for a special one-time tax deduction of 85% of certain foreign earnings that are repatriated to the U.S. provided certain criteria are met. The Company is analyzing the provisions of the Act and the feasibility of several alternative scenarios for the potential repatriation of a portion of the earnings of its non-U.S. subsidiaries. In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations and therefore the Company does not currently anticipate repatriation of earnings under the Act.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4," to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges, and that allocation of fixed production overheads to the costs of conversion be based on normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Accordingly, the Company will adopt SFAS No. 151 for the fiscal year beginning January 2, 2006. The Company is currently in the process of evaluating whether the adoption of this pronouncement will have a significant impact on its results of operations or financial position.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment." This Statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," and supercedes APB No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 (revised 2004) requires that the compensation cost relating to stock options and other share-based compensation transactions be recognized at fair value in financial statements. Due to the Company being a nonpublic entity as defined in SFAS No. 123 (revised 2004), this Statement is effective for the Company at the beginning of its fiscal year 2006. The Company will then be required to record any compensation expense using the fair value method in connection with option grants to employees after adoption. Management is currently reviewing the provisions of this Statement and will adopt it no later than its fiscal year beginning January 2, 2006.

17.    Subsequent Events

        On April 22, 2005, the Company entered into a sale-leaseback transaction for machinery and equipment with a third party lessor. The Company received $4.9 million cash as part of this transaction.

        On April 29, 2005, the Company and its newly formed wholly owned special purpose subsidiary, MRFC, Inc., entered into a new accounts receivable financing facility with General Electric Capital Corporation ("GECC"). Concurrently with entering into the new facility, the Company's former accounts receivable financing facility with JPMorgan Chase Bank, N.A. (the "Former Facility") was repaid in full and terminated. The terms of the new facility are generally consistent with those of the Former Facility, but include (a) a maturity date of January 1, 2007, (b) improved customer concentration limits, (c) increased program availability and (d) adjustments to certain default triggers. The new facility further provides that upon the Company entering into an intercreditor agreement with the agent under its senior secured credit facilities, the Receivables Transfer Agreement will be automatically amended to (a) further increase program availability and (b) increase the applicable margin on LIBOR based drawings from 1.5% to 1.75% (increasing a further 0.25% thereafter each 90 days to a maximum of 2.25%) and increase the applicable margin on Base Rate base drawings from 0.5% to 0.75% (increasing further 0.25% thereafter each 90 days to a maximum of 2.25%). If the Company has not entered into an intercreditor agreement with the agent under its senior secured credit facilities within 60 days, then the improved terms of the new facility related to certain default triggers and certain customer concentration limits will revert back to the terms under the Former Facility.

        On May 5, 2005, Standard & Poor's lowered its credit ratings of General Motors Corporation and Ford Motor Company, two of the Company's largest customers. As a result, the concentration limit under the Company's new accounts receivable financing facility for each of these two customers was adversely affected and program availability would have been correspondingly reduced by approximately $13 million as of the first reporting period after the downgrades. The Company received a temporary amendment from GECC to reverse the impact of the downgrades on the Company's liquidity. The amendment expires on May 31, 2005 if GECC has not entered into an intercreditor agreement with JPMorgan Chase Bank, N.A., as administrative agent under the Company's senior credit facility. The intercreditor agreement requires the approval of a majority of the lenders under the Company's senior credit facility. If the amendment expires without the intercreditor agreement being entered into, the Company's accounts receivable program availability will be reduced. Any such reduction may adversely affect the Company's liquidity. Any further downgrades of the Company or its largest customers may have a further adverse effect on its liquidity.

18.    Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes

        The following condensed consolidating financial information presents:

  (1)
  Condensed consolidating financial statements as of April 3, 2005 and January 2, 2005, and for the three months ended April 3, 2005 and March 28, 2004, of (a) Metaldyne Corporation, the parent and issuer, (b) the guarantor subsidiaries, (c) the non-guarantor subsidiaries and (d) the Company on a consolidated basis, and

  (2)
  Elimination entries necessary to consolidate Metaldyne Corporation, the parent, with guarantor and non-guarantor subsidiaries.

        The condensed consolidating financial statements are presented on the equity method. Under this method, the investments in subsidiaries are recorded at cost and adjusted for the Company's share of the subsidiaries' cumulative results of operations, capital contributions, distributions and other equity changes. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

        All investments in non-domestic subsidiaries are held directly at Metaldyne Company LLC, a wholly owned subsidiary of Metaldyne Corporation and the guarantor subsidiaries. Equity in non-domestic subsidiary investees is included in the guarantor column of the accompanying consolidating financial information.

Guarantor/Non-Guarantor
Condensed Consolidating Balance Sheet April 3, 2005
(Unaudited)

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$—	$—	$—	$—	$—
Total receivables, net	—	120,460	53,190	—	173,650
Inventories	—	94,430	40,570	—	135,000
Deferred and refundable income taxes	—	14,560	3,080	—	17,640
Prepaid expenses and other assets	—	29,320	9,810	—	39,130

Total current assets	—	258,770	106,650	—	365,420
Equity investments and receivables in affiliates	106,810	—	—	—	106,810
Property and equipment, net	—	573,290	271,000	—	844,290
Excess of cost over net assets of acquired companies	—	466,280	147,840	—	614,120
Investment in subsidiaries	572,640	239,890	—	(812,530)	—
Intangible and other assets	—	213,650	19,800	—	233,450

Total assets	$679,450	$1,751,880	$545,290	$(812,530)	$2,164,090

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$—	$226,150	$61,520	$—	$287,670
Accrued liabilities	—	99,390	24,320	—	123,710
Current maturities, long-term debt	—	3,320	6,060	—	9,380

Total current liabilities	—	328,860	91,900	—	420,760
Long-term debt	427,250	420,290	1,920	—	849,460
Deferred income taxes	—	50,380	26,580	—	76,960
Minority interest	—	—	670	—	670
Other long-term liabilities	—	129,310	7,480	—	136,790
Redeemable preferred stock	154,630	—	—	—	154,630
Intercompany accounts, net	(427,250)	231,690	195,560	—	—

Total liabilities	154,630	1,160,530	324,110	—	1,639,270

Shareholders' equity:
Preferred stock	—	—	—	—	—
Common stock	42,840	—	—	—	42,840
Paid-in capital	698,870	—	—	—	698,870
Accumulated deficit	(266,240)	—	—	—	(266,240)
Accumulated other comprehensive income	49,350	—	—	—	49,350
Investment by Parent/Guarantor	—	591,350	221,180	(812,530)	—

Total shareholders' equity	524,820	591,350	221,180	(812,530)	524,820

Total liabilities and shareholders' equity	$679,450	$1,751,880	$545,290	$(812,530)	$2,164,090

Guarantor/Non-Guarantor
Condensed Consolidating Balance Sheet January 2, 2005

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$—	$—	$—	$—	$—
Total receivables, net	—	128,230	53,380	—	181,610
Inventories	—	84,570	42,450	—	127,020
Deferred and refundable income taxes	—	14,500	3,970	—	18,470
Prepaid expenses and other assets	—	28,830	7,820	—	36,650

Total current assets	—	256,130	107,620	—	363,750
Equity investments and receivables in affiliates	107,040	—	—	—	107,040
Property and equipment, net	—	580,780	275,470	—	856,250
Excess of cost over net assets of acquired companies	—	472,050	154,190	—	626,240
Investment in subsidiaries	584,110	232,280	—	(816,390)	—
Intangible and other assets	—	222,380	19,090	—	241,470

Total assets	$691,150	$1,763,620	$556,370	$(816,390)	$2,194,750

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$—	$199,710	$86,880	$—	$286,590
Accrued liabilities	—	92,000	25,050	—	117,050
Current maturities, long-term debt	—	3,630	8,620	—	12,250

Total current liabilities	—	295,340	120,550	—	415,890
Long-term debt	427,180	426,320	1,950	—	855,450
Deferred income taxes	—	61,940	26,970	—	88,910
Minority interest	—	—	650	—	650
Other long-term liabilities	—	135,310	7,390	—	142,700
Redeemable preferred stock	149,190	—	—	—	149,190
Intercompany accounts, net	(427,190)	256,340	170,840	—	—

Total liabilities	149,190	1,175,250	328,350	—	1,652,790

Shareholders' equity:
Preferred stock	—	—	—	—	—
Common stock	42,830	—	—	—	42,830
Paid-in capital	698,870	—	—	—	698,870
Accumulated deficit	(262,740)	—	—	—	(262,740)
Accumulated other comprehensive income	63,000	—	—	—	63,000
Investment by Parent/Guarantor	—	588,370	228,020	(816,390)	—

Total shareholders' equity	541,960	588,370	228,020	(816,390)	541,960

Total liabilities and shareholders' equity	$691,150	$1,763,620	$556,370	$(816,390)	$2,194,750

Guarantor/Non-Guarantor
Condensed Consolidating Statement of Operations
Three Months Ended April 3, 2005
(Unaudited)

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Net sales	$—	$450,860	$127,890	$—	$578,750
Cost of sales	—	(422,680)	(103,190)	—	(525,870)

Gross profit	—	28,180	24,700	—	52,880
Selling, general and administrative expenses	—	(21,800)	(5,940)	—	(27,740)
Restructuring charges	—	(1,070)	(220)	—	(1,290)

Operating profit (loss)	—	5,310	18,540	—	23,850
Other expense, net:
Interest expense	—	(21,880)	(720)	—	(22,600)
Preferred stock dividends and accretion	(5,440)	—	—	—	(5,440)
Equity gain (loss) from affiliates, net	610	—	—	—	610
Other, net	—	(2,870)	1,060	—	(1,810)

Other expense, net	(4,830)	(24,750)	340	—	(29,240)

Income (loss) before income taxes	(4,830)	(19,440)	18,880	—	(5,390)
Income tax expense (benefit)	—	(7,740)	5,850	—	(1,890)
Equity in net income of subsidiaries	1,330	13,030	—	(14,360)	—

Earnings (loss) attributable to common stock	$(3,500)	$1,330	$13,030	$(14,360)	$(3,500)

Guarantor/Non-Guarantor
Condensed Consolidating Statement of Operations
Three Months Ended March 28, 2004
(Unaudited)

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Net sales	$—	$378,510	$102,630	$—	$481,140
Cost of sales	—	(346,560)	(82,370)	—	(428,930)

Gross profit	—	31,950	20,260	—	52,210
Selling, general and administrative expenses	—	(25,730)	(5,490)	—	(31,220)
Restructuring charges	—	(190)	—	—	(190)
Loss on disposition of manufacturing facilities	—	(7,600)	—	—	(7,600)

Operating profit (loss)	—	(1,570)	14,770	—	13,200
Other expense, net:
Interest expense	—	(17,990)	(2,110)	—	(20,100)
Preferred stock dividends and accretion	(4,260)	—	—	—	(4,260)
Non-cash gain on maturity of interest rate arrangements	—	6,590	—	—	6,590
Equity gain (loss) from affiliates, net	1,460	—	—	—	1,460
Other, net	—	190	(2,570)	—	(2,380)

Other expense, net	(2,800)	(11,210)	(4,680)	—	(18,690)

Income (loss) before income taxes	(2,800)	(12,780)	10,090	—	(5,490)
Income tax expense (benefit)	—	(3,360)	3,120	—	(240)
Equity in net income of subsidiaries	(2,450)	6,970	—	(4,520)	—

Earnings (loss) attributable to common stock	$(5,250)	$(2,450)	$6,970	$(4,520)	$(5,250)

Guarantor/Non-Guarantor
Condensed Consolidating Statement of Cash Flows
Three Months Ended April 3, 2005
(Unaudited)

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used for) operating activities	$—	$28,640	$(5,110)	$—	$23,530

Cash flows from investing activities:
Capital expenditures	—	(19,190)	(7,710)	—	(26,900)
Proceeds from sale-leaseback of fixed assets	—	6,490	—	—	6,490
Reimbursement from acquisition of business, net of cash received	—	5,750	—	—	5,750

Net cash used for investing activities	—	(6,950)	(7,710)	—	(14,660)

Cash flows from financing activities:
Proceeds of revolving credit facility	—	65,000	—	—	65,000
Principal payments of revolving credit facility	—	(70,770)	—	—	(70,770)
Proceeds of other debt	—	—	1,570	—	1,570
Principal payments of other debt	—	(820)	(3,800)	—	(4,620)

Net cash used for financing activities	—	(6,590)	(2,230)	—	(8,820)
Effect of exchange on cash	—	—	(50)	—	(50)
Change in intercompany accounts	—	(15,100)	15,100	—	—

Net increase in cash	—	—	—	—	—
Cash and cash equivalents, beginning of period	—	—	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—	$—	$—

Guarantor/Non-Guarantor
Condensed Consolidating Statement of Cash Flows
Three Months Ended March 28, 2004
(Unaudited)

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used for) operating activities	$—	$122,970	$(34,120)	$—	$88,850

Cash flows from investing activities:
Capital expenditures	—	(24,500)	(5,490)	—	(29,990)
Proceeds from sale-leaseback of fixed assets	—	64,960	—	—	64,960
Acquisition of business, net of cash received	—	(203,870)	—	—	(203,870)
Disposition of manufacturing facilities	—	(500)	—	—	(500)

Net cash used for investing activities	—	(163,910)	(5,490)	—	(169,400)

Cash flows from financing activities:
Principal payments of term loan facilities	—	(440)	—	—	(440)
Proceeds of revolving credit facility	—	70,000	—	—	70,000
Principal payments of revolving credit facility	—	(37,900)	—	—	(37,900)
Proceeds of senior subordinated notes due 2014	26,920	—	—	—	26,920
Proceeds of other debt	—	—	630	—	630
Principal payments of other debt	—	(1,300)	(960)	—	(2,260)
Issuance of Series A-1 preferred stock	55,340	—	—	—	55,340

Net cash provided by (used for) financing activities	82,260	30,360	(330)	—	112,290
Effect of exchange on cash	—		(60)	—	(60)
Change in intercompany accounts	(82,260)	42,830	39,430	—	—

Net increase (decrease) in cash	—	32,250	(570)	—	31,680
Cash and cash equivalents, beginning of period	—	10,750	3,070	—	13,820

Cash and cash equivalents, end of period	$—	$43,000	$2,500	$—	$45,500

QuickLinks

Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
METALDYNE CORPORATION CONSOLIDATED BALANCE SHEET January 2, 2005 and December 28, 2003 (Dollars in thousands except per share amounts)
METALDYNE CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEARS ENDED JANUARY 2, 2005, DECEMBER 28, 2003 AND DECEMBER 29, 2002 (Dollars in thousands except per share amounts)
METALDYNE CORPORATION CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED JANUARY 2, 2005, DECEMBER 28, 2003 AND DECEMBER 29, 2002 (Dollars in thousands)
METALDYNE CORPORATION CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY AND OTHER COMPREHENSIVE INCOME FOR THE YEARS ENDED JANUARY 2, 2005, DECEMBER 28, 2003 AND DECEMBER 29, 2002 (In thousands)
METALDYNE CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Guarantor/Non-Guarantor Condensed Consolidating Balance Sheet January 2, 2005
Guarantor/Non-Guarantor Condensed Consolidating Balance Sheet December 28, 2003
Guarantor/Non-Guarantor Condensed Consolidating Statement of Operations Year Ended January 2, 2005
Guarantor/Non-Guarantor Condensed Consolidating Statement of Operations Year Ended December 28, 2003
Guarantor/Non-Guarantor Condensed Consolidating Statement of Operations Year Ended December 29, 2002
Guarantor/Non-Guarantor Condensed Consolidating Statement of Cash Flows Year Ended January 2, 2005
METALDYNE CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Guarantor/Non-Guarantor Condensed Consolidating Statement of Cash Flows Year Ended December 28, 2003
METALDYNE CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)
Guarantor/Non-Guarantor Condensed Consolidating Statement of Cash Flows Year Ended December 29, 2002
METALDYNE CORPORATION CONSOLIDATED BALANCE SHEET April 3, 2005 and January 2, 2005 (Dollars in thousands except per share amounts)
METALDYNE CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS (Dollars in thousands except per share amounts)
METALDYNE CORPORATION CONSOLIDATED STATEMENT OF CASH FLOWS (Dollars in thousands)
METALDYNE CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Guarantor/Non-Guarantor Condensed Consolidating Balance Sheet April 3, 2005 (Unaudited)
Guarantor/Non-Guarantor Condensed Consolidating Balance Sheet January 2, 2005
Guarantor/Non-Guarantor Condensed Consolidating Statement of Operations Three Months Ended April 3, 2005 (Unaudited)
Guarantor/Non-Guarantor Condensed Consolidating Statement of Operations Three Months Ended March 28, 2004 (Unaudited)
Guarantor/Non-Guarantor Condensed Consolidating Statement of Cash Flows Three Months Ended April 3, 2005 (Unaudited)
Guarantor/Non-Guarantor Condensed Consolidating Statement of Cash Flows Three Months Ended March 28, 2004 (Unaudited)